UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AUTODESK, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2009

Dear Autodesk Stockholder:

You are cordially invited to attend Autodesk’s 2009 Annual Meeting of Stockholders to be held on Thursday, June 11, 2009 at 3:00 p.m., Pacific time, at our San Francisco office, The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105.

At the 2009 Annual Meeting of Stockholders, you will be asked to:

1.	Elect the eight directors listed in the accompanying Proxy Statement;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2010; and

3.	Approve our 2010 Outside Directors’ Stock Plan.

The accompanying Notice of 2009 Annual Meeting of Stockholders and Proxy Statement describe these proposals in greater detail. We encourage you to read this information carefully.

This year we are continuing to take advantage of a relatively new United States Securities and Exchange Commission rule that allows us to furnish our proxy materials over the Internet to all of our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information.

We hope that you will be able to attend this year’s Annual Meeting. At the Annual Meeting we will report to our stockholders on fiscal 2009 and describe our future strategies for our products and markets. There will be an opportunity for all stockholders present at the Annual Meeting to ask questions. Whether or not you plan to attend the meeting, please vote on the Internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Autodesk.

Very truly yours,

Carl Bass

Chief Executive Officer and President

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	Thursday, June 11, 2009 at 3:00 p.m., Pacific time.

Place	Autodesk’s San Francisco office, located at: The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105.

Items of Business	(1)	To elect the eight directors listed in the accompanying Proxy Statement to serve for the ensuing year and until their successors are duly elected and qualified.

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2010.

(3)	To approve the 2010 Outside Directors’ Stock Plan.

(4)	To transact such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of 2009 Annual Meeting of Stockholders.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote if you were a stockholder of record as of the close of business on April 14, 2009.

Voting	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and vote on the Internet or by telephone or request and submit your proxy card as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2009 Annual Meeting and Procedural Matters” beginning on page 1 of the Proxy Statement and the instructions on the enclosed notice of internet availability of proxy materials.

All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if such stockholder previously signed and returned a proxy card or voted on the Internet or by telephone.

By Order of the Board of Directors,

Pascal W. Di Fronzo

Senior Vice President, General Counsel and Secretary

This notice of Annual Meeting, proxy statement and accompanying form of proxy card are being distributed and made available on or about April 28, 2009.

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE 2009 ANNUAL MEETING AND PROCEDURAL MATTERS

2009 Annual Meeting

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Autodesk (“Autodesk” or the “Company”) is providing these proxy materials to you in connection with the solicitation of proxies for use at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 11, 2009, at 3:00 p.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. We are providing these materials to all of our stockholders through a Notice of Internet Availability of Proxy Materials (the “Notice”) unless a stockholder has specifically requested to receive a full set paper copy of this Proxy Statement together with our Fiscal Year 2009 Annual Report.

Q:	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set paper copy of this Proxy Statement and Fiscal Year 2009 Annual Report?

A:	We are continuing to take advantage of an SEC rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. This rule allows us to send all of our stockholders a notice regarding the Internet availability of proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a paper copy of proxy materials may be found in the Notice. If you would prefer to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, please follow the instructions contained in the Notice. Proxy materials for our 2010 and future annual meetings of stockholders will continue to be delivered to all of our stockholders by a notice regarding Internet availability, rather than in paper form, unless a stockholder specifically requests to receive printed proxy materials.

Q:	Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

A:	We are providing stockholders who previously requested to receive full paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided at www.autodesk.com under “Investors” or on your proxy card or voting instruction card.

Q:	Where is the Annual Meeting?

A:

The Annual Meeting will be held at Autodesk’s San Francisco office, located at The Landmark, One Market Street, 2 nd Floor, San Francisco, California 94105. The telephone number at that location is (415) 356-0700. Directions and maps to the Annual Meeting are available at www.autodesk.com “Contact Us—Locate Offices—Directions.” Stockholders are cordially invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals to elect the eight directors specified in this Proxy Statement, approve the ratification of the independent registered public accounting firm and approve the 2010 Outside Directors’ Stock Plan.

Q:	Can I attend the Annual Meeting?

A:

Yes, if you are a stockholder of record or a beneficial owner as of April 14, 2009. Please notify our Director of Investor Relations, David Gennarelli, by telephone at (415) 507-6705 or by email at investor.relations@autodesk.com if you are planning to attend the Annual Meeting. In addition, you should bring proof of identity for entrance to the Annual Meeting. If your shares are held in a brokerage account or by a bank or another nominee, you will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. The meeting will begin promptly at 3:00 p.m., Pacific time; please leave ample time for parking and to check-in.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of record—If your shares are registered directly in your name with Autodesk’s transfer agent, Computershare Investor Services LLC, you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, these proxy materials have been sent directly to you by Autodesk.

Beneficial owners—Many Autodesk stockholders hold their shares through a broker, trustee or nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in street name, these proxy materials have been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of Autodesk’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on April 14, 2009 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held by them as of the Record Date.

As of the Record Date, there were 228,154,360 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. No shares of Autodesk’s Preferred Stock were outstanding.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy card. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or follow the voting instructions described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	If you are a stockholder of record, you may instruct the proxy holders how to vote your shares by using the Internet voting site or the toll-free telephone number listed on the Notice or by requesting a proxy card from Autodesk by telephone at (415) 507-6705 or by email at investor.relations@autodesk.com and completing, signing, dating and returning the proxy card in the postage pre-paid envelope provided. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Specific instructions for using the telephone and Internet voting systems are on the proxy card and Notice. The telephone and Internet voting systems for stockholders of record will be available until 11:59 p.m. (Eastern time) on June 10, 2009. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will indicate if Internet and telephone voting are available, and if they are available, will provide details regarding Internet and telephone voting.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote:

(1)	To elect the eight directors named in this proxy statement to serve for the ensuing year and until their successors are duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2010; and

(3)	To approve the 2010 Outside Directors’ Stock Plan.

Q:	What is the voting requirement to approve these proposals?

A:	Proposal One—A majority of the votes duly cast is required for the election of directors. The number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee for the nominee to be elected as a director of the Company to serve until the next annual meeting or until his or her successor has been duly elected and qualified.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the eight nominees for election as director. Abstentions and broker non-votes will not affect the outcome of the election.

Proposal Two—The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Proposal Three—The affirmative vote of a majority of the votes duly cast is required to approve the 2010 Outside Directors’ Stock Plan.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors unanimously recommends that you vote your shares “FOR” the eight nominees listed in Proposal One, “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2010, and “FOR” the adoption of the 2010 Outside Directors’ Stock Plan.

Q:	If I sign a proxy, how will it be voted?

A:	All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Autodesk’s General Counsel, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by subsequently making a timely and valid later Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by Autodesk’s General Counsel prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Autodesk’s General Counsel or should be sent so as to be delivered to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel.

Q:	Who will bear the costs of soliciting votes for the Annual Meeting?

A:	Autodesk will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Autodesk may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Autodesk may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

The Company may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s costs for such services, if retained, will not be material.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will provide final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2010. In addition, the results will be posted on our website, at www.autodesk.com under “Investors.”

Stockholder Proposals and Director Nominations at Future Meetings

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in Autodesk’s proxy material—Stockholders may present proper proposals for inclusion in Autodesk’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Autodesk’s General Counsel in a timely manner. In order to be included in the proxy statement for the 2010 annual meeting of stockholders, stockholder proposals must be received by Autodesk’s General Counsel no later than December 29, 2009, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting—In addition, Autodesk’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made (1) by or at the direction of the Board of Directors, or (2) by any stockholder entitled to vote who has timely delivered written notice to Autodesk’s General Counsel during the Notice Period (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. However, if a stockholder wishes only to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for director, see the procedures discussed in “Corporate Governance—Nominating Process for Recommending Candidates for Election to the Board of Directors.”

The Company’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is brought (1) pursuant to the notice of meeting (or any supplement thereto), (2) by or at the direction of the Board of Directors, or (3) by a stockholder who has timely delivered written notice which sets forth all information required by Autodesk’s Bylaws to the General Counsel of Autodesk during the Notice Period (as defined below).

The “Notice Period” is defined as the period commencing on the date 75 days prior to the one year anniversary of the date on which Autodesk first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders and terminating on the date 45 days prior to the one year anniversary of the date on which Autodesk first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2010 annual meeting of stockholders will be from February 12, 2010 to March 15, 2010.

If a stockholder who has notified Autodesk of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Autodesk need not present the proposal for vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A:	A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the General Counsel of Autodesk, or may be found at www.autodesk.com under “Investors—Corporate Governance.” All notices of proposals by stockholders, whether or not included in Autodesk’s proxy materials, should be sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel.

Additional Information about the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards, or Notices. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Autodesk proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate Notice or a separate set of proxy materials and 2009 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate Notice or a separate copy of the proxy materials and 2009 Annual Report.

Stockholders who do not receive a separate Notice or a separate copy of the proxy materials and 2009 Annual Report may request to receive a separate Notice or a separate copy of the proxy materials and 2009 Annual Report by calling (415) 507-6705 or sending an email to investor.relations@autodesk.com. Alternatively, stockholders who share an address and receive multiple Notices or multiple copies of our proxy materials and 2009 Annual Report can request to receive a single copy by following the instructions above.

Q:	What is the mailing address for Autodesk’s principal executive offices?

A:	Autodesk’s principal executive offices are located at 111 McInnis Parkway, San Rafael, California 94903.

Any written requests for additional information, additional copies of the proxy materials and 2009 Annual Report, notices of stockholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors or any other communications should be sent to this address.

Our internet address is www.autodesk.com. The information posted on our website is not incorporated into this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 11, 2009

The proxy statement and annual report to stockholders are available at: https://materials.proxyvote.com/052769

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Autodesk’s Bylaws currently set the number of directors at nine. Mark A. Bertelsen has informed the Board of Directors that he is retiring from the Board of Directors and will not seek re-election at the Annual Meeting. Accordingly, the Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated eight individuals to be elected at the Annual Meeting, all of whom are presently directors of Autodesk. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW.

Information Regarding the Nominees

The name, age and principal occupation of each nominee as of March 31, 2009, are set forth in the table below. Except as described below, each of the nominees has been engaged in his or her principal occupation during the past five years. There are no family relationships among any of our directors or executive officers.

Name of Nominee	Age	Principal Occupation	Director Since
Carl Bass	51	Chief Executive Officer, President and Interim Chief Financial Officer	2006

Crawford W. Beveridge	63	Executive Vice President and Chairman EMEA, APAC and the Americas, Sun Microsystems, Inc.	1993

J. Hallam Dawson	72	Chairman of the Board, IDI Associates	1988

Per-Kristian Halvorsen	57	Chief Innovation Officer and Senior Vice President, Intuit, Inc.	2000

Sean M. Maloney	52	Executive Vice President and General Manager, Sales and Marketing Group, and Chief Sales and Marketing Officer, Intel Corporation	2007

Elizabeth A. Nelson	48	Independent Consultant	2007

Charles J. Robel	59	Chairman of the Board, McAfee, Inc.	2007

Steven M. West	53	Founder and Partner, Emerging Company Partners, LLC	2007

Carl Bass joined Autodesk in September 1993 and serves as Chief Executive Officer, President and Interim Chief Financial Officer. From June 2004 to April 2006, Mr. Bass served as Chief Operating Officer. From February 2002 to June 2004, Mr. Bass served as Senior Executive Vice President, Design Solutions Group. From August 2001 to February 2002, Mr. Bass served as Executive Vice President, Emerging Business and Chief Strategy Officer. From June 1999 to July 2001, he served as President and Chief Executive Officer of Buzzsaw.com, Inc., a spin-off from Autodesk. He has also held other executive positions within Autodesk. Mr. Bass is a director of McAfee, Inc.

Crawford W. Beveridge is the non-executive Chairman of the Board of Directors of Autodesk and has served as Executive Vice President and Chairman EMEA, APAC and the Americas of Sun Microsystems, Inc. since April 2006. From March 1985 to December 1990 and from March 2000 to April 2006, Mr. Beveridge held other positions at Sun Microsystems, Inc., including Executive Vice President and Chief Human Resources Officer. From January 1991 to March 2000, Mr. Beveridge served as the Chief Executive Officer of Scottish Enterprise. Mr. Beveridge is a director of Scottish Equity Partners Ltd. and eSilicon Corporation.

J. Hallam Dawson has served as Chairman of the Board of IDI Associates, a private investment bank specializing in Latin America, since September 1986. Mr. Dawson is a director of OneCalifornia Bank.

Per-Kristian Halvorsen has served as Chief Innovation Officer and Senior Vice President of Intuit, Inc. since December 2008. Previously, he was the Chief Technology Innovation Officer and Chief Technology Officer of Intuit, Inc. He was Vice President and Director of the Solutions and Services Research Center at HPLabs from 2000 to 2005. Prior to holding these positions, Mr. Halvorsen was a laboratory director at the Xerox Palo Alto Research Center, where he worked for 17 years. Mr. Halvorsen is a director of Finn Corporation.

Sean M. Maloney has been Executive Vice President and General Manager, Sales and Marketing Group, and Chief Sales and Marketing Officer of Intel Corporation since July 2006. Prior to holding these positions, Mr. Maloney held a number of executive positions within Intel Corporation since 1995. Mr. Maloney is a director of Clearwire Corporation.

Elizabeth A. Nelson has been an independent consultant since December 2005. Previously, Ms. Nelson served as Executive Vice President and Chief Financial Officer of Macromedia, Inc. from February 1997 and as a member of its board from January 2005 until its acquisition by Adobe in December 2005. Ms. Nelson joined Macromedia in 1996 as the head of its mergers and acquisitions activities. Ms. Nelson is a director of SuccessFactors, Inc. and Greenbox Technology, Inc.

Charles J. Robel has served as the Chairman of the Board of Directors of McAfee, Inc. since October 2006. Previously he was a Managing Member and the Chief of Operations for Hummer Winblad Partners, a venture capital firm, from June 2000 to December 2005. Prior to joining Hummer Winblad, Mr. Robel led the High Technology Transaction Services Group of PricewaterhouseCoopers LLP in Silicon Valley from 1995 until 2000 and served as the partner in charge of the Software Industry Group at PricewaterhouseCoopers from 1985 to 1995. In addition to his service to McAfee, Inc., Mr. Robel is also a director of Informatica Corporation and DemandTec, Inc.

Steven M. West is a founder and partner of Emerging Company Partners, LLC, which was formed in January 2004. Mr. West served as Chief Operating Officer of nCUBE Corporation, a provider of on-demand media systems, from December 2001 to July 2003. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired by Blue Coat Systems, Inc. (formerly CacheFlow Inc.) in January 2001. Mr. West is a director of Cisco Systems, Inc.

Pursuant to the employment agreement between the Company and Carl Bass, the Company has agreed to continue to nominate Mr. Bass to serve as a member of the Company’s Board of Directors for as long as he is employed by the Company.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board of Directors.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Autodesk for the fiscal year ending January 31, 2010, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

Ernst & Young LLP has audited our financial statements annually since the fiscal year ended January 31, 1983.

We expect representatives of Ernst & Young LLP to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to the Company by Ernst & Young LLP for the fiscal years ended January 31, 2009 and 2008.

	Fiscal 2009	Fiscal 2008
Audit Fees(1)	$3,488,376	$3,526,861
Audit-Related Fees	—	—
Tax Fees(2)	1,008,644	824,070
All Other Fees	—	—

Total	$4,497,020	$4,350,931

(1)	Audit Fees consisted of fees billed for professional services rendered for the integrated audit of the Company’s annual financial statements and management’s report on internal controls included in the Company’s Annual Reports on Form 10-K and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as services that generally only the Company’s independent registered public accountants can reasonably provide, including statutory audits and services rendered in connection with SEC filings. The fiscal year 2008 fees include approximately $0.4 million for audit services related to the Company’s voluntary stock option review.
(2)	Tax Fees consisted of fees billed for tax compliance, consultation and planning services.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young LLP to the Company must be pre-approved by the Audit Committee. The Audit Committee utilizes the following procedures in pre-approving all audit and non-audit services provided by Ernst & Young LLP. The Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by Ernst & Young LLP during the year. Periodically, the Audit Committee is presented with an update of all pre-approved audit and non-audit services conducted and any new audit and non-audit services to be provided by Ernst & Young LLP are updated, if necessary. The Audit Committee reviews the Company’s update and approves the services outlined therein if such services are acceptable to the Audit Committee.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees; provided, however, that such additional or amended services may not affect Ernst & Young LLP’s independence under applicable SEC rules. The Chairman reports any such action taken to the Audit Committee at subsequent Audit Committee meetings.

PROPOSAL THREE

APPROVAL OF THE 2010 OUTSIDE DIRECTORS’ STOCK PLAN

At the Annual Meeting, the stockholders will be asked to approve the Autodesk, Inc. 2010 Outside Directors’ Stock Plan (the “Plan”). The Board of Directors adopted the Plan on March 12, 2009, subject to the Plan’s approval by the Company’s stockholders. If the stockholders approve the Plan, it will become effective on March 16, 2010.

We are requesting that the stockholders approve the Plan which will assist us in attracting and retaining highly qualified individuals to serve as independent directors of Autodesk and to provide an incentive toward increasing the value of Autodesk for its stockholders. The Board of Directors believes that attracting and retaining qualified members has become more challenging in the past few years due to recent changes in the business and regulatory environment. These changes require public companies to have more independent directors on their boards and require their board members to make increasing time commitments. Having a competitive equity incentive program for outside directors is an important factor in recruiting and retaining the high caliber of directors essential to our success. In addition, the Board of Directors believes that equity ownership by directors is important in aligning the interests of management and our stockholders.

The Plan does not have an “evergreen” provision that provides for an automatic increase in the number of the shares available for issuance each year. If stockholders approve the Plan, we currently anticipate that we will not ask stockholders for additional shares for issuance under the Plan prior to the expiration of the Plan in March 2020, depending on business conditions and needs.

The Board of Directors believes that approval of the Plan is in the best interests of Autodesk and its stockholders to provide a competitive equity incentive program that will enable us to continue to recruit and retain the capable directors essential to our long-term success. Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of this vote. Our directors have an interest in this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE 2010 OUTSIDE DIRECTORS’ STOCK PLAN.

Background and Purpose

Autodesk has a well-established policy of providing stock options as a part of compensation to non-employee members of our Board of Directors, as well as requiring directors to take at least a portion of their compensation in the form of restricted stock. The purposes of the Plan are to attract and retain highly skilled individuals as directors of Autodesk and to encourage equity ownership by our directors in order to align their interests with those of our stockholders.

Changes in laws and corporate governance practices over the last several years have narrowed the pool of qualified independent directors, making it more difficult to retain and attract qualified independent directors who possess the requisite financial and business expertise to make valuable contributions to the Board of Directors.

These changes have also increased the time commitment and responsibilities of our directors. In light of competition among companies for directors with appropriate experience, we believe that we need to continue to grant equity awards at our current levels so that we may continue to attract the best available candidates for service as non-employee directors of Autodesk and to acknowledge their increased time commitment and encourage their continued service on the Board of Directors.

Description of the 2010 Outside Directors’ Stock Plan

The following paragraphs provide a summary of the principal features of the Plan. This summary does not purport to be complete and is subject to, and is qualified in its entirety by the specific language of the Plan, a copy of which is attached to the end of this Proxy Statement as Appendix A.

General. The purposes of the 2010 Outside Directors’ Stock Plan are to attract and retain highly skilled individuals as directors of the Company, to provide additional incentive to the non-employee directors of the Company to serve as directors, and to encourage their continued service on the Board of Directors.

Stock Subject to the Plan. A total of 2,500,000 shares of our common stock will be authorized for issuance under the Plan if it is approved by the stockholders. In addition, up to 500,000 shares available but not previously granted under our current 2000 Directors’ Option Plan prior to its expiration may be issued under the Plan. If an award expires or becomes unexercisable for any reason, the unpurchased or forfeited shares that were subject to the award may be returned to the Plan, unless such plan has terminated, and may become available for future grant under the Plan.

Administration. The Plan fixes the timing of award grants, the amount of the award grants, the basis for determining the exercise price of a stock option, and any restrictions on exercise or vesting of the awards, in order to remove any material discretionary element from the Plan. Administration of the Plan, to the extent necessary, will be provided by the Board of Directors or a committee of the Board of Directors. The Plan is structured such that no discretion is exercised by any person concerning material decisions regarding the Plan. However, the Board of Directors has retained the authority to determine the fair market value per share; to construe and interpret the terms of the Plan, as well as options and restricted stock awards granted thereunder; to prescribe, amend and rescind rules and regulations relating to the Plan; to approve forms of agreements for use under the Plan; to authorize any person to execute on behalf of Autodesk any instrument required to effectuate the grant of an option or restricted stock award; to modify or amend each option or restricted stock award (consistent with the terms of the Plan) including the discretionary authority to extend the post-termination exercise of options; and to make all other determinations deemed necessary or advisable for the administration of the Plan. All determinations of the Board of Directors are final, binding and conclusive on all persons having an interest in the Plan or any award.

Eligibility. Awards may be granted under the Plan only to persons who, at the time of grant, are serving as members of the Board of Directors and who are not employees of Autodesk or any parent, subsidiary or other affiliate of Autodesk. As of March 31, 2009, we had eight directors who would be eligible under the Plan.

Stock Options. The Plan provides for the automatic, non-discretionary grant of nonstatutory stock options (referred to herein as “Options”) to our non-employee directors.

Upon being elected or appointed to our Board of Directors for the first time, each non-employee director will be granted an Option to purchase 50,000 shares of Common Stock (the “Initial Grant”). Each Initial Grant shall vest and become exercisable in three annual installments of 34 percent, 33 percent and 33 percent, respectively, commencing on the first anniversary of the date of grant and subject to the director continuing to serve on the Board of Directors through each vesting date.

In addition, each non-employee director will be granted an additional Option to purchase 20,000 shares of Common Stock on the date of each annual meeting of stockholders (the “Annual Grant”), provided that such director has served on the Board of Directors for at least six full months prior to that date and remains a member of the Board of Directors on that date. Each Annual Grant currently shall vest and become exercisable on the date of the next annual meeting of stockholders, provided that the director continues to serve on the Board of Directors on that date.

Term of Option; Option Agreement. Options granted under the Plan shall have a term of seven years. Each Option shall be evidenced by a stock option agreement between Autodesk and the director to whom such Option is granted.

Exercise Price; Exercise of Option. The per share exercise price of each Option granted under the Plan shall be 100 percent of the fair market value per share on the date the Option is granted. As long as the Common Stock is traded on The NASDAQ Stock Market LLC (NASDAQ Global Select Market), the fair market value of a share shall be the closing sales price for such stock on the date of grant.

Each Option is exercisable only while the non-employee director remains a director of Autodesk, subject to certain circumstances described below. An Option is exercised by giving written notice of the exercise to Autodesk, specifying the number of full shares to be purchased and tendering payment of the purchase price.

Form of Consideration. The consideration to be paid for the shares to be issued upon exercise of an Option under the Plan may consist of (1) cash, (2) check, (3) other shares of Autodesk’s Common Stock which, in the case of the shares acquired upon exercise of an Option, have been beneficially owned for at least six months or which were not acquired directly or indirectly from Autodesk, with a fair market value on the exercise date equal to the aggregate exercise price of the shares being purchased, (4) any combination of the foregoing methods or (5) such other consideration and method of payment to the extent permitted by applicable law.

Rule 16b-3. Options granted to non-employee directors must comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act or any successor thereto and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

Termination of Status as a Director. If a non-employee director ceases to serve as a director of Autodesk, Options outstanding under the Plan currently may be exercised within seven months after he or she ceases to serve as a director (but not beyond the term of the Option), to the extent such Options were exercisable on the date of termination. However, following a director’s qualified retirement from the Board of Directors, such director shall have three years from the date of such retirement (but not beyond the term of the Option) to exercise any Options granted pursuant to the Plan, to the extent that such Options were exercisable on the date of retirement. A qualified retirement occurs when a director has either (i) reached age 62 and served as a director of Autodesk for five years or (ii) served as a director of Autodesk for 10 years.

Disability. If a non-employee director ceases to serve on the Board of Directors due to a total and permanent disability, options outstanding under the Plan may be exercised within 12 months after termination, to the extent that such Options were exercisable at the date of termination.

Death of Optionee. If a non-employee director should die while serving on our Board of Directors, Options may be exercised at any time within 12 months after death, including those Options which had not previously vested.

Termination of Options. No Option is exercisable by any person after the expiration of its term.

Nontransferability. An Option granted under the Plan is nontransferable by the holder other than by will or the laws of descent and distribution and is exercisable during the director’s lifetime only by the director, or in the event of the director’s death, by the director’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance.

No Repricing. The Plan prohibits repricing of Options, including by way of an exchange for another Award, cash or a combination thereof, unless stockholder approval is obtained.

Restricted Stock Awards. The Plan requires that a director receive no less than 50 percent, and at the option of the director up to 100 percent, of a director’s annual retainer in the form of restricted stock. With respect to the portion of the annual retainer that is not automatically paid in the form of restricted stock each director may elect to receive some or all of such portion in the form of restricted stock, provided that such election is made on or prior to December 31st of the calendar year preceding the annual meeting of stockholders when such award is made. This election will be irrevocable and will comply with Section 409A of the Internal Revenue Code of 1986, as amended, unless otherwise determined by the Board of Directors. The amount of stock compensation shall be paid at the rate of 120 percent of the cash dollar amount in the form of restricted stock, which shall vest on the date of the next annual meeting of stockholders, subject to continued service on the Company’s Board of Directors.

Adjustment Upon Changes in Capitalization or Merger. In the event any change is made in our capitalization, such as a stock split or reverse stock split, appropriate adjustment shall be made to the number of shares subject to each outstanding award, the number of shares authorized for issuance under the Plan, and the purchase price of each Option. The number of Shares issuable pursuant to future Initial Grants or Annual Grants will not be adjusted.

In the event of the proposed dissolution or liquidation of Autodesk, all awards will become fully vested and, in the case of Options, exercisable. To the extent any Options remain unexercised at the time of the dissolution or liquidation, such Options will terminate.

In the event of a sale of all or substantially all of the assets of Autodesk, or the merger of Autodesk with or into another corporation, restricted stock will fully vest and outstanding Options may be assumed or substituted with equivalent options. If the successor corporation does not assume an outstanding Option or substitute for it an equivalent Option, the Option shall become fully vested and exercisable. The Board of Directors shall notify the director that the Option will be exercisable for 30 days from the date of notice, after which period the Option shall terminate.

Term of Plan. The Plan shall be effective for ten years from the date of its original adoption unless earlier terminated pursuant to the provisions of the Plan. The Plan expires in March 2020.

Amendment and Termination of the Plan. The Board of Directors may amend or terminate the Plan at any time in such respects as the Board of Directors may deem advisable; provided that, to the extent necessary to comply with any applicable law or regulation, Autodesk shall obtain stockholder approval of any amendment to the Plan in such a manner and to such a degree as is required. Any amendment or termination of the Plan shall not impair the rights of any participant under Awards already granted without consent, and, in the absence of such consent, such Awards shall remain in full force and effect as if the Plan had not been amended or terminated.

Federal Tax Aspects

The following paragraphs are a summary of the material U.S. federal income tax consequences associated with awards granted under the Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Nonstatutory Stock Options. No taxable income is recognized when a nonstatutory stock option is granted to a participant with an exercise price equal to the fair market value on the date of grant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the exercise price. Any taxable income recognized in connection with the exercise of a nonstatutory stock option by an Autodesk employee is compensation subject to tax withholding by Autodesk. Any additional gain or loss recognized upon later disposition of the shares is capital gain or loss, which may be long-term or short-term capital gain or loss depending on the holding period.

Restricted Stock. A participant generally will not have taxable income upon grant of restricted stock. Instead, the participant will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the shares or cash received minus any amount paid. A participant instead may elect to be taxed at the time of grant.

Tax Effect for Autodesk. Autodesk generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option).

Participation in the Plan

No awards will be granted under the Plan prior to its approval by our stockholders. See “Executive Compensation—Compensation of Directors” below for additional information regarding awards made to our independent directors during fiscal 2009 under our current 2000 Directors’ Option Plan.

Each new non-employee member of the Board of Directors will receive an Initial Grant to purchase 50,000 shares of Common Stock on the date of the first meeting of the Board of Directors at which such person first serves as a director. Each non-employee director will receive an Annual Grant to purchase 20,000 shares of Common Stock on the date of each annual meeting (provided that such director has served on the Board of Directors for at least six full months prior to that date and remains a member of the Board of Directors on that date). In addition, the Plan requires that a director shall receive no less than 50 percent of the value of his or her cash compensation in the form of restricted stock. Autodesk does not have any other current plans, proposals or arrangements to grant Awards under the Plan. None of our executive officers are eligible to participate in the Plan.

CORPORATE GOVERNANCE

Autodesk is committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board of Directors provides independent leadership in the exercise of its responsibilities. Our management oversees a strong system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines and Code of Business Conduct

We believe the highest standards of corporate governance and business conduct are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. For a number of years, we have devoted substantial attention to the subject of corporate governance and have over those years developed Corporate Governance Guidelines (the “Guidelines”). The Guidelines set forth the principles that guide our Board of Directors’ exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of our executive officers and set corporate strategy. The Board of Directors first adopted the Guidelines in December 1995 and has refined them from time to time since then. For example, in March 2007, the Board of Directors amended the Guidelines to provide for majority voting in director elections, except for contested elections, and to provide that the Board of Directors would only nominate a director who has submitted his or her resignation in advance of an election, which resignation would be contingent on the failure of such director to receive a majority vote and the acceptance of the Board of Directors of such resignation. In March 2009, the Board of Directors amended the Guidelines to provide for a non-executive Chairman of the Board of Directors. The Guidelines are available on our website at www.autodesk.com under “Investors—Corporate Governance.”

In addition, we have adopted a Code of Business Conduct for directors and employees and a Code of Ethics for Senior Executive and Financial Officers, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions, to ensure that our business is conducted in a consistently legal and ethical manner. Our current Code of Business Conduct and Code of Ethics for Senior Executive and Financial Officers are available on our website at www.autodesk.com under “Investors—Corporate Governance.” In September 2007 we amended our Code of Business Conduct. We will post on this section of our website any amendment to our Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers, as well as any waivers of the Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers that are required to be disclosed by the rules of the SEC or The Nasdaq Stock Market.

Stock Ownership Guidelines

Our directors and officers are encouraged to be Autodesk stockholders through their participation in our stock option plans. The Board of Directors has established voluntary stock ownership guidelines for our directors and executive officers designed to encourage long-term stock ownership in Autodesk and more closely link their interests with those of our other stockholders. These guidelines provide that, within a four-year period, executive officers should attain an investment position in Autodesk stock equal to a fixed number of shares, depending on the individual’s scope of responsibilities, and directors should attain an investment position in Autodesk stock of at least 5,000 shares. The Board of Directors reviews progress against these guidelines annually and updates the stock ownership guidelines, as appropriate. See “Executive Compensation—Compensation Discussion and Analysis” below for additional information regarding the Company’s voluntary stock ownership guidelines.

Independence of the Board of Directors

The Board of Directors has determined that, with the exception of Carl Bass, our Chief Executive Officer, President and former Interim Chief Financial Officer, all of its members are “independent directors” as that term is defined in the listing standards of The Nasdaq Stock Market. Such independence definition includes a series of objective tests, including that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq listing standards, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The independent directors meet regularly in executive session, without members of management present, as part of the quarterly meeting procedure.

Board Meetings and Board Committees

The Board of Directors held a total of eight meetings (including regularly scheduled and special meetings) during fiscal 2009. No director attended fewer than 75 percent of the total number of meetings of the Board of Directors and committees of which he or she is a member, if any. The Company’s Board of Directors currently has three standing committees: an Audit Committee, a Compensation and Human Resources Committee, and a Corporate Governance and Nominating Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of directors Charles J. Robel (Chairman), J. Hallam Dawson and Elizabeth A. Nelson, each of whom is “independent” as such term is defined for audit committee members by the listing standards of The Nasdaq Stock Market. The Board of Directors has determined that Mr. Robel, Mr. Dawson and Ms. Nelson are each an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee held 13 meetings during fiscal 2009. The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “Investors—Corporate Governance.”

See “Report of the Audit Committee of the Board of Directors” below for more information regarding the functions of the Audit Committee.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of Crawford W. Beveridge (Chairman), Per-Kristian Halvorsen and Steven M. West, each of whom qualifies as an independent director under the listing standards of The Nasdaq Stock Market.

The Compensation and Human Resources Committee reviews compensation and benefits for our executives and has authority to grant stock options to executive officers and non-executive employees under our stock plans. Because options are granted automatically to non-employee directors under the non-discretionary 2000 Directors’ Option Plan, the Compensation and Human Resources Committee consists solely of non-employee directors ineligible to participate in the Company’s discretionary employee stock programs. See “Executive Compensation—Compensation Discussion and Analysis” below for a description of Autodesk’s processes and procedures for the consideration and determination of executive compensation.

The Compensation and Human Resources Committee held 10 meetings during fiscal 2009. The Compensation and Human Resources Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “Investors—Corporate Governance.”

On March 12, 2009, on the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors approved the following appointments to the Compensation and Human Resources Committee: Steven M. West (Chairman), Per-Kristian Halvorsen and Sean M. Maloney. These appointments are effective as of June 11, 2009, the date of the Company’s 2009 Annual Meeting of Stockholders.

The Compensation Committee Report is included in this proxy statement on page 33.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Per-Kristian Halvorsen (Chairman) and Crawford W. Beveridge, each of whom qualifies as an independent director under the listing standards of The Nasdaq Stock Market.

The Corporate Governance and Nominating Committee is responsible for the development of general criteria regarding the qualifications and selection of board members and recommending candidates for election to the Board of Directors. The Corporate Governance and Nominating Committee is also responsible for developing overall governance guidelines, overseeing the performance of the Board of Directors and reviewing and making recommendations regarding director composition and the mandates of Board of Directors committees. The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board of Directors submitted by stockholders of the Company; for more information, see “Corporate Governance—Nominating Process for Recommending Candidates for Election to the Board of Directors.”

The Corporate Governance and Nominating Committee held three meetings during fiscal 2009. The Corporate Governance and Nominating Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “Investors—Corporate Governance.”

Lead Director and Non-Executive Chairman

Until June 12, 2008, J. Hallam Dawson served as Lead Director and liaison between management and the other non-employee directors. From June 12, 2008 until March 12, 2009, Crawford W. Beveridge served as the Lead Director and liaison between management and the other non-employee directors. The Lead Director scheduled and chaired meetings of the independent directors. The independent directors (including the Lead Director, if one is then serving) hold a closed session at each regularly scheduled Board of Directors meeting.

Following Carol A. Bartz’s resignation as Executive Chairman in February 2009, the Board of Directors approved the appointment of Crawford W. Beveridge as the non-executive Chairman of the Board of Directors on March 12, 2009. The Board of Directors does not anticipate having a Lead Director during Mr. Beveridge’s service as non-executive Chairman.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Human Resources Committee is or was formerly an officer or employee of Autodesk or any of its subsidiaries. No interlocking relationship exists between any member of our Compensation and Human Resources Committee and the compensation committee of any other Company, nor has any such interlocking relationship existed in the past.

Nominating Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership on the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California

94903, Attention: General Counsel, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board of Directors for selection, as director nominees are as follows:

•	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors.

•

The Corporate Governance and Nominating Committee oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders.

•

In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, (3) relationships between directors and the Company’s customers and suppliers, and (4) such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

•

While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the software industry and the Company’s business in particular, (4) have qualifications that will increase overall Board of Directors effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Corporate Governance and Nominating Committee deems necessary or proper.

•

In evaluating and identifying candidates, the Corporate Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•

The Corporate Governance and Nominating Committee will apply these same principles when evaluating Board of Directors candidates who may be elected initially by the full Board of Directors to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•

After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

Attendance at Annual Stockholders Meetings by the Board of Directors

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. The Company encourages, but does not require, directors to attend. Eight of our directors attended the Company’s 2008 Annual Meeting of Stockholders.

Contacting the Board of Directors

Communications from stockholders to the non-employee directors should be addressed to the non-executive Chairman as follows: Autodesk, Inc., c/o General Counsel, 111 McInnis Parkway, San Rafael, California 94903, Attention: Non-Executive Chairman.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objective

Our compensation objective is to reward our executive officers for the achievement of the Company’s strategic and financial goals and individual performance that ultimately enhance stockholder value. This objective provides the guiding principles for compensation decisions made by the Compensation and Human Resources Committee of the Board of Directors (the “Compensation Committee”) for our executive officers. Our compensation objective is intended to effectively attract, retain and motivate the caliber of executive officer who can meaningfully contribute to the success of our Company and demonstrate leadership for our employees.

In practice, we seek to link compensation to performance and to the long-term interests of our stockholders by

•	ensuring that our executive team has clear goals and accountability with respect to financial and nonfinancial corporate performance;

•

establishing compensation opportunities that are competitive based on prevailing practices for the industry, the stage of our growth, and the dynamic and challenging technology labor markets in which we operate;

•	assessing performance against individual goals within the context of certain key metrics of our overall operating results; and

•	using incentive plans, which reward increases in the value of our stock, thereby creating value for our stockholders.

Throughout this proxy statement, our Chief Executive Officer, President and Interim Chief Financial Officer; former Executive Chairman; and former Senior Vice President and Chief Financial Officer during fiscal 2009, as well as the other individuals included in the Summary Compensation Table on page 35, are referred to as our “Named Executive Officers.” For fiscal 2009, our Named Executive Officers were: Carl Bass, Chief Executive Officer, President and Interim Chief Financial Officer; Carol A. Bartz, former Executive Chairman; Alfred J. Castino, former Senior Vice President and Chief Financial Officer; George M. Bado, Executive Vice President, Sales and Services; and Jan Becker, Senior Vice President, Human Resources and Corporate Real Estate. In August 2008, Mr. Castino resigned from the Company, and in February 2009, Ms. Bartz resigned from the Company. In August 2008, Mr. Bass was appointed Interim Chief Financial Officer. On April 27, 2009, Mark J. Hawkins became Executive Vice President and Chief Financial Officer of the Company, and Mr. Bass resigned from his position as Interim Chief Financial Officer of the Company. The information in this discussion provides perspective and narrative analysis relating to, and should be read along with, the executive compensation tables and discussions contained below, beginning on page 33.

Authority for Executive Compensation Decisions

As of the end of fiscal 2009, the Compensation Committee consisted of three independent, nonemployee directors as defined by the listing standards of The Nasdaq Stock Market: Crawford W. Beveridge (Chairman), Steven M. West and Dr. Per-Kristian Halvorsen. Former Board member Michael J. Fister also served on the Compensation Committee during fiscal 2009 prior to his resignation in June 2008.

The Compensation Committee is responsible for ensuring that our executive officer compensation programs are effectively designed, implemented and administered with sound corporate governance practices and consistent with our overall compensation objective. The Compensation Committee has the authority to approve the objective and structure of our compensation programs for our executives, including Named Executive Officers. The Compensation Committee’s charter and additional information about the Compensation Committee are available at www.autodesk.com under “Investors—Corporate Governance.” The Compensation Committee reassesses this charter annually and recommends any proposed changes to the Board of Directors for approval.

The Compensation Committee annually reviews and approves compensation for our Chief Executive Officer (“CEO”), our Executive Chairman (if one is then serving) and other executive officers. This includes base salaries, cash incentive awards, equity grants, employment agreements, severance arrangements, change in control provisions, as well as any other benefits or compensation arrangements.

In addition, the Board of Directors has delegated to the Compensation Committee authority to grant stock options and other equity grants to Autodesk’s executive officers and other employees.

In determining the CEO’s and the former Executive Chairman’s compensation, the Compensation Committee solicits input from the full Board of Directors before making final decisions.

Role of Company Management in Compensation Decisions

The Compensation Committee sets compensation for our executive officers, including our Named Executive Officers. Certain executives such as our CEO, Senior Vice President of Human Resources, Vice President of Compensation and Benefits, and others from Autodesk’s Human Resources, Finance, and Legal organizations may assist and support the Compensation Committee by, for example, developing compensation proposals for Compensation Committee consideration, analyzing competitive compensation information, and providing analyses of the status of compensation programs such as levels of equity ownership and holding value. However, these employees do not have decision-making authority in regards to executive officer compensation, and our CEO is not present during the Compensation Committee’s deliberations or voting on his compensation.

Our CEO annually reviews the performance of our Named Executive Officers, other than himself and the former Executive Chairman. Our CEO recommends salary adjustments, incentive awards, promotions, and equity grants for the other Named Executive Officers. The Compensation Committee reviews these recommendations and may modify them in the Compensation Committee’s discretion.

In all cases, ultimate discretion for the level, type and mix of executive compensation in total and for each individual executive officer rests with the Compensation Committee.

Use of Outside Consultants

While our Company’s management may use consultants to assist in the evaluation of CEO or executive officer compensation, the Compensation Committee has the sole authority to retain and terminate its own compensation consultant as it deems appropriate. The consultant’s role is to provide independent, third-party advice to assist the Compensation Committee in evaluating and designing our executive compensation policies and programs. While the consultant reports directly to the Compensation Committee, there is interaction between the consultant and our management team as part of the process of providing executive compensation data to the Compensation Committee. In addition, the consultant and members of our management team discuss overall Company goals and objectives.

The Compensation Committee also has authority to obtain independent advice and assistance from internal or external legal, accounting, or other advisers.

During fiscal 2009, Company management contracted with the following compensation consulting firms to inform and assist the Compensation Committee’s decisions on proper level, type and mix of executive compensation by providing benchmark data.

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Aon’s Radford Executive Survey provided benchmark data and overall practice reports to inform the Compensation Committee’s decisions on fiscal 2009 base salaries, incentive awards and equity grants for executive officers.

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Equilar provided benchmark compensation information based on a detailed analysis of recently filed proxies from companies in our peer group (see “Benchmarking of Compensation” below). This was an additional source of information used to inform the Compensation Committee’s decisions on fiscal 2009 base salaries, incentive awards and equity grants for executive officers.

In addition, the Compensation Committee engaged Towers Perrin as its independent executive compensation consultant. During fiscal 2009, Towers Perrin assisted in evaluating the peer group of companies we use to identify competitive compensation trends and levels (see “Benchmarking of Compensation” below) and provided relevant market data, including competitive and best practices.

Benchmarking of Compensation

To ensure that our executive compensation practices, including base salaries, target incentive awards, and equity grants are competitive and advance our compensation objectives, the Compensation Committee uses the independent third-party executive compensation data and services mentioned above. The data and services reviewed by the Compensation Committee provide information on the compensation practices of a group of companies in our industry as well as competitors for executive talent (collectively, our “peer group”).

The Compensation Committee uses the compensation information about the pay practices of our peer group and the information provided by the outside compensation consultants identified above to assist it in its decisions about overall compensation, the elements of compensation, the amount of each element of compensation, and relative compensation among our executives.

For fiscal 2009, the companies in our peer group are listed below. These companies all have headquarters located in the San Francisco Bay Area with the exception of BMC Software, with headquarters in Houston, Texas.

Adobe Systems	Intuit
BEA Systems	Network Appliance
BMC Software	Symantec
Cadence Design	Synopsys
eBay	Yahoo
Electronic Arts

Our peer group is reviewed and updated, as necessary, each year to ensure that the comparisons are meaningful. Several factors are considered in selecting our peer group, including industry, products and services offered, revenue level, geographic location, and competitors for executive talent in our labor markets. Our peer group did not change between fiscal 2008 fiscal and fiscal 2009.

Elements of Executive Compensation Programs

Autodesk’s executive compensation program has three major components: (1) base salary, (2) short-term cash incentives, and (3) long-term equity incentives. The Company also provides a comprehensive benefits program and, under certain circumstances, termination protection. These programs are designed to attract, retain, and motivate highly effective executives to achieve our business goals and improve stockholder value by linking compensation to our overall strategic and financial performance. Although the amount and mix of each of these three components generally are determined by objective assessment, the Compensation Committee retains and exercises judgment and subjective assessments in its ultimate compensation decisions.

Base Salary

Our base salary component provides fixed annual cash compensation set at a competitive level that recognizes the scope, responsibility, and skills required of the position. Each of our executive positions is assigned to an executive salary grade level and associated pay range based on an internal assessment of each position’s impact and scope of responsibility. The midpoints of the salary ranges are developed to reflect the increasing scope of responsibility at progressively higher executive levels and to remain competitive within our peer group. The midpoint of each range generally falls in the middle range of pay for similar jobs within our peer group. In general, executives who are new or less experienced in their role will be paid lower in the range than an executive who has demonstrated proven performance in their role for many years, is highly proficient in the skills required for their role and applies those skills to very high levels of achievement.

We believe that generally targeting the middle range of salary compensation of our peer group keeps our salary compensation competitive and balanced, and provides the Compensation Committee the flexibility to increase compensation in its discretion. Base salary compensation is a reliable source of income for our executives and an important part of retaining our executives, and is not subject to the variability of the short-term cash incentive and long term equity incentive components of our executive compensation programs.

Actual base salaries for executive officers are set annually by the Compensation Committee, typically at its March meeting. Promotion or any appropriate adjustments required during the year may be approved at other quarterly meetings.

In March 2008, the Compensation Committee considered the benchmark analysis of base salary of our peer group and the salary levels of comparable jobs in our peer group, as well as our CEO’s assessment of each executive’s experience, skills, and performance level. For the positions of CEO and former Executive Chairman, the Compensation Committee consulted the full Board of Directors to conduct a similar assessment of their experience, skills, and performance.

Base salaries paid to our Named Executive Officers for fiscal 2009 increased from fiscal 2008 between approximately 4 percent and 13 percent, with the exception of Mr. Bado and Ms. Bartz. The approximately 4 percent to 13 percent increases were intended to maintain such executives’ base salaries at the middle range of comparable executives in our peer group, in accordance with each executive’s experience, skills, and performance level, while acknowledging overall performance of each Named Executive Officer. Mr. Bado’s base salary for fiscal 2009 was held constant from fiscal 2008; however, his target incentive compensation was increased to reflect the base salary and short-term cash incentive pay mix seen in our peer group. Ms. Bartz’s salary as former Executive Chairman was not adjusted since the Compensation Committee determined that her current salary was within the middle range of comparable executives in our peer group.

Starting in February 2009, the Company reduced each of our executive officers’ base salaries by 10%, including all of our Named Executive Officers. This action was taken in light of the global economic downturn and as a cost savings measure. This base salary reduction is expected to remain in effect for at least the first six months of fiscal 2010. This action was ratified by the Compensation Committee in March 2009.

Short-term Cash Incentives—Executive Incentive Plan (EIP)

Our EIP is an annual cash incentive plan intended to motivate and reward participants to ensure Autodesk achieves its annual financial and non-financial objectives. This plan places compensation at-risk for employees with awards dependent upon achievement of pre-established annual goals. We use the EIP to drive not only our annual financial performance but also the superior achievement of operational objectives. We have structured our EIP to qualify as deductible “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code.

Elements of the EIP performance criteria may include corporate, business or functional unit and individual management goals. For example, all participants share corporate financial goals focused on annual revenue growth and profitability. In addition, participants responsible for a product division have annual financial goals specific to their division. Finally, all participants also have annual non-financial goals that are specific to their division or function. These goals vary and generally are related to the executive’s functional area of responsibility and contributions to our overall fiscal year goals.

The Compensation Committee designates executives eligible to participate in the EIP each year and approves objectives for a mix of revenue growth and non-GAAP operating margin for that year as well as target award amounts for each eligible participant. The achievement of these financial goals determines overall plan funding and awards.

A participant may receive an actual bonus that is larger or smaller than the target award amount, or may receive no bonus whatsoever. The actual award reflects a combination of the target award, our revenue growth and non-GAAP operating margin performance, and an assessment of the individual’s performance during the year. The non-GAAP operating margin for fiscal 2009 excluded certain costs, expenses, gains and losses, including equity based compensation expense, amortization of purchased intangibles, in-process research and development expenses, restructuring charges and impairment of goodwill and intangibles charges. We believe that the use of non-GAAP operating margin rather than GAAP operating margin focuses our executives on the on-going operations of our business and encourages long term growth strategies such as acquisitions and in-process research and development investments.

The structure of the EIP separates the funding of the awards from the determination of the actual awards, as described below.

•	Funding for Fiscal 2009 Awards

The minimum performance benchmarks for funding EIP awards for fiscal 2009 were revenue growth of at least 6 percent and non-GAAP operating margin of at least 19.5 percent. For fiscal 2009, our financial performance exceeded the minimum funding threshold, and pursuant to the terms of the plan, funding was automatically set at 190 percent of the target award amounts. If this threshold was not met, there would not have been any EIP funding. This full funding mechanism is a consequence of the structure our EIP, which is intended to qualify as deductible “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code.

After minimum thresholds are met and the EIP is funded at the maximum amount of 190 percent of the target award amounts, the Compensation Committee uses discretion (sometimes referred to as “negative discretion”) to determine appropriate award payouts based on actual achievements, rather than simply funding such individual awards at the full 190 percent. An award payout of about 100 percent of target would generally occur when our financial performance achieves our annual operating plan and division and individual performance objectives have been achieved. For purposes of this discussion, the terms funded and funding are used to indicate the amount that may be available in the aggregate under the EIP. The amount that ultimately is paid is discussed below.

•	Target Awards

Since fiscal 2009 performance thresholds were met, target awards and maximum eligible payouts for our Named Executive Officers under the EIP were each approximately:

Participant	Target EIP (percent of Base Salary)	Maximum EIP (percent of Base Salary)
Carl Bass, Chief Executive Officer, President and Interim Chief Financial Officer	100 percent	190 percent

Carol A. Bartz, former Executive Chairman	Not Applicable	Not Applicable

Alfred J. Castino, former Senior Vice President and Chief Financial Officer	Not Eligible	Not Eligible

George M. Bado, Executive Vice President, Sales and Services	17 percent	32 percent

Jan Becker, Senior Vice President, Human Resources and Corporate Real Estate	60 percent	114 percent

•	Actual Awards to Individuals

The Compensation Committee is not obligated to fully allocate the total funded amount. For fiscal 2009, a target award was associated with revenue growth of 15 percent and non-GAAP operating margin of approximately 28 percent. The Compensation Committee determines the actual awards based not only on our revenue growth and non-GAAP operating margin, but also on an evaluation of each individual’s contributions relative to our results. Our fiscal 2009 revenue growth was approximately 7 percent and our non-GAAP operating margin was approximately 25 percent.

At its March 2009 meeting, the Compensation Committee reviewed our revenue growth and non-GAAP operating margin for fiscal 2009, and reviewed the individual performance of our Named Executive Officers. For fiscal 2009, the Compensation Committee determined that EIP payouts would be made at less than the target amounts as described above. The decision to reduce EIP payouts below the target amounts was made in light of the global economic slowdown and the resulting negative impact on the Company’s business and financial results for fiscal 2009, as well as an assessment of individual performance. Accordingly, at its March 2009 meeting, the Compensation Committee approved EIP payouts for Named Executive Officers approximately as follows:

Participant	Approved EIP Payout percent of Base Salary
Carl Bass	86 percent

Carol A. Bartz	Not Applicable

Alfred J. Castino	Not Eligible

George M. Bado	16 percent

Jan Becker	51 percent

Details of these amounts can be found in the “Executive Compensation—Summary Compensation Table and Narrative Disclosure” below. Pursuant to her now terminated employment agreement with Autodesk, Ms. Bartz did not participate in the EIP, and due to his resignation, Mr. Castino was not eligible to participate in the EIP.

Autodesk Sales Compensation Plan

In addition to at-risk compensation under the EIP, Mr. Bado, our Executive Vice President, Sales and Services, has a portion of his targeted cash compensation tied to sales commissions based on achievement of specific revenue and contribution margin objectives. On-Target-Earnings (OTE) is the amount that he will receive if he achieves his annual financial performance objectives, such as his annual quota. OTE consists of two components: base salary and target incentive. For fiscal 2009, his commission-based cash incentive target was set at 71 percent of his base salary. As described earlier, he has an additional cash incentive target of approximately 17 percent of his base salary as a participant in our EIP. Details of the amounts paid to Mr. Bado as sales commissions can be found in the “Executive Compensation—Summary Compensation Table and Narrative Disclosure” below.

Long-term Incentives—Equity-based Compensation

Equity awards provide employees and executives the opportunity to be rewarded for increases in our stock price, which we believe aligns the interests of our employees and executives with those of our stockholders. In fiscal 2009, executive officers were granted a mix of stock options and restricted stock units. Stock options remain our primary equity vehicle and are intended to direct executive attention to the importance of sustained, long-term revenue growth and profitability. Restricted stock units were granted as an additional retention tool to provide compensation to our officers despite the volatility of our stock price. Both stock options and restricted stock units are commonly used equity awards in the software and technology industry, and have become integral components of competitive compensation in our industry. Vesting periods encourage employees and executives to remain with the Company and focus on longer-term results.

In determining actual grants of stock options and restricted stock units to executives, the Compensation Committee considers several factors including the unvested option and restricted stock unit position of each executive, the value of those options and restricted stock units compared to other Company executives, the mix of incentives between options and restricted stock units, competitive pay practices within our peer group and the individual performance of the executive.

The Compensation Committee uses “new hire,” “promotion,” and “ongoing” stock grant guidelines in determining the appropriate size of grants. The stock grant guidelines reflect the range of typical competitive practices of our peer group. The Compensation Committee has authority to exceed these guidelines within the limits prescribed under the stock plan approved by stockholders. The current plan limits any individual option grant to 1,500,000 shares and any restricted stock grant (including restricted stock units) to 300,000 shares, except grants to individuals in their first fiscal year of service. In that case, the limit is 3,000,000 shares for an option grant, and 600,000 shares for a restricted stock grant (including restricted stock units). In addition, an aggregate of no more than 2,500,000 shares under the current plan may be issued as restricted stock grants (whether as restricted stock or restricted stock units).

At its March 2008 meeting, the Compensation Committee reviewed the factors discussed above and awarded options to the Named Executive Officers based on individual performance and grant values of our peer group for comparable executives. At its June 2008 meeting, the Compensation Committee granted restricted stock units to our executive officers. Please see “Executive Compensation—Grants of Plan-Based Awards in Fiscal 2009,” below for grants made to our Named Executive Officers during fiscal 2009.

Although long term incentives through equity awards represented a significant portion of most of our Named Executive Officers’ total fiscal 2009 compensation, it represents a variable component of compensation for which full value may not be realized due to stock market conditions, availability of trading windows, vesting conditions, expiration of the awards and the like.

Please see further discussion on page 29 regarding our equity plans and practices.

Pay Mix

In order to focus our executives on achieving superior annual and long-term performance, we have structured our executives’ compensation mix so that the majority of their compensation is contingent on achieving or surpassing our annual goals and achieving superior returns for our stockholders.

Total Annual Cash Compensation

Total annual cash compensation is made up of a base salary and the short-term cash incentives described above. The ratio of an executive’s base salary and short-term cash incentive target reflects the strong importance that we place on superior performance and achievement. Most of our Named Executive Officers have a significant portion of his or her annual eligible cash compensation contingent on corporate and individual performance.

Total Equity Compensation

In addition, we want our executives focused on long term achievements that build value for our stockholders. Consistent and prolonged appreciation of our stock price and the building of Company market capitalization are key measures of success. We use stock option grants and restricted stock units to align our executives and their efforts with the goals and interests of our stockholders. Because our executives and their decisions and judgment are critical to our long term success, we align the majority of their overall compensation with Company and stockholder value creation.

Actual Pay Mix for Fiscal 2009

For fiscal 2009, the pay mix of our three components of compensation for the Named Executive Officers is shown below. The pay mix generally reflects our objective of providing a large portion of our executives’ compensation through long term equity compensation. Naturally, this mix varies depending on a number of factors, including stock price changes, overall Company performance and individual performance. Amounts in the chart below are based on what was paid or granted during fiscal 2009. Base salary is the amount of each Named Executive Officer’s annual base salary. Short-term cash incentive is the actual EIP bonus payout and sales commissions in the case of Mr. Bado. Long term equity incentive amounts represent stock-based compensation expense recognized during the fiscal year for financial statement reporting purposes in accordance with FAS 123(R), disregarding an estimate of forfeitures. These amounts do not necessarily correspond to the actual value that will be realized by the Named Executive Officers upon exercise or sale of the awards.

Other than our former Senior Vice President and Chief Financial Officer, the mix between cash compensation and long-term equity compensation for our Named Executive Officers was roughly equal to the mix for fiscal 2008, and reflects that long-term equity incentive compensation constitutes a majority of their overall compensation. For our Named Executive Officers, excluding our former Executive Chairman and former Senior Vice President and Chief Financial Officer, overall cash compensation for fiscal 2009 was weighted in favor of base pay over short-term cash incentives. This mix between fixed base salary and cash incentives is comparable to that for similar positions reviewed in our peer group and reflects a smaller amount paid under our short-term cash incentives, notably our EIP, as compared to last year.

Carol A. Bartz, our former Executive Chairman, was paid a fixed base salary but did not have a target incentive component in her cash compensation. Alfred J. Castino, our former Chief Financial Officer, resigned during fiscal 2009, and consequently was not eligible for short-term cash incentive compensation.

Pay Mix - Annual Compensation
Carl Bass, Chief Executive Officer, President and Interim Chief Financial Officer
Carol A. Bartz, former Executive Chairman
Alfred J. Castino, former Senior Vice President and Chief Financial Officer
George M. Bado, Executive Vice President, Sales and Services
Jan Becker, Senior Vice President, Human Resources and Corporate Real Estate
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60%
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90%
100%
Base Salary
Short-Term Cash Incentives
Long-Term Equity Incentives

Perquisites and Other Benefits

Benefits

We offer a variety of benefits programs to all employees, including executives. The benefits that our executives receive are the same as those of other full time employees in the same geography. For example, in the United States, benefits include medical, vision, dental, employee and dependent life insurance, employee and dependent accidental death and dismemberment insurance, short-term disability, long-term disability, and financial programs such as a 401(k) plan and flexible spending accounts. We also reimburse employees for certain types of relocation expenses.

Nonqualified Deferred Compensation

United States-based executives are eligible to participate in our Nonqualified Deferred Compensation Plan. The plan is designed to allow eligible employees to make pretax contributions through compensation deferrals to the plan and receive tax-deferred investment returns on the contributions similar to the 401(k) plan. This benefit is incremental to the 401(k) plan and is available to a limited group of United States—based senior management employees. The assets of our Nonqualified Deferred Compensation Plan are held in a rabbi trust. Similar to the 401(k) plan, earnings are not guaranteed.

Perquisites

Our former Executive Chairman Carol A. Bartz was provided a personal driver for her business transportation needs through fiscal 2009 and up to her resignation in February 2009. Otherwise, we do not as a general practice provide benefits or special considerations to our executives that we do not provide to other employees.

Equity Granting Practices and Policies

Equity Grant Process

In fiscal 2009, stock options and restricted stock units were the only equity grants made to our executive officers. All equity grants to executive officers are made by the Compensation Committee. Approval of annual stock option grants for executive officers occurred at the Compensation Committee’s quarterly meeting in March 2008, and approval of grants of restricted stock units to executive officers occurred at the Compensation Committee’s quarterly meeting in June 2008. In March 2009, the Compensation Committee also approved grants of restricted stock units in connection with the Equity Incentive Deferral Plan described below, for EIP awards made in March 2009, relating to fiscal 2009.

Historically, the Compensation Committee has approved equity grants to newly hired executive officers at its first quarterly meeting following the executive’s hire date, although the Compensation Committee may also approve equity grants to newly hired executive officers at the Compensation Committee meeting at which the appointment of the new executive officer is approved. The Compensation Committee also approves promotion grants at the Compensation Committee meeting at which the promotion is approved, or at the next quarterly Compensation Committee meeting following the promotion.

Our 2006 Employee Stock Plan expired in March 2008. In November 2007, our stockholders approved the 2008 Employee Stock Plan, which became effective March 21, 2008.

Equity Incentive Deferral Plan

In fiscal 2009, the Compensation Committee approved and adopted the Autodesk, Inc. Equity Incentive Deferral Plan (the “Deferral Plan”) in order to encourage our executives to maintain equity ownership in the Company, which we believe aligns the interests of our executives with those of our stockholders. Under the Deferral Plan, eligible company executives, including certain Named Executive Officers, may elect to defer up to 50 percent of their cash incentive award earned under the EIP, and have any such deferred amounts granted in the form of restricted stock units (the “Base RSUs”). The Base RSUs are fully vested as of the date of grant and have a distribution date on or about the third anniversary of the grant date. As an incentive for participating in the Deferral Plan, for every three Base RSUs purchased by a participating executive, the Company issues an additional RSU (the “Premium RSUs”). The Premium RSUs are granted with a vesting date and a distribution date on or about the third anniversary of the grant date.

Executives may make an election to participate in the Deferral Plan no later than six months before the end of the fiscal year in which such services are to be performed.

Equity Grant Policies

Our Board of Directors has established the following policies to govern the granting of equity awards:

•	Limitation on Number of Equity Awards Granted

For fiscal 2009, the aggregate number of shares underlying equity awards granted under our 2008 Employee Stock Plan was limited to no more than 2.5 percent of our outstanding common stock as of the end of fiscal 2008. The 2.5 percent limitation calculation is based on gross awards and is not net of cancellations. In calculating whether the 2.5 percent limitation had been reached, no equity awards issued in connection with a merger, acquisition, or similar business combination or the appointment of new senior executive officers, such as a chief executive officer, chief financial officer, or chief operating officer, were counted toward the total. In addition, each restricted stock unit granted is counted as two shares toward this limitation. For fiscal 2009, the aggregate number of option grants represented less than 2.5 percent of our common shares outstanding as of January 31, 2009.

Late in fiscal 2009, the Board of Directors raised the fiscal 2010 annual equity award limit from 2.5 percent to 3.5 percent. The Board of Directors took this action in response to the global economic slowdown, which has negatively impacted our financial results and significantly depreciated our stock price. Consequently, we increased the annual equity award limit in an effort to remain competitive in our industry and retain and motivate our key employees in this difficult operating environment.

•	Prohibition Against Stock Option Repricing

Repricing of stock options in all of our equity plans including our 2006 and 2008 Employee Stock Plans and 2000 Directors’ Option Plan is prohibited without stockholder approval. A similar policy was in place for our prior employee stock plan.

•	Nonstatutory Stock and Incentive Stock Options

In general, we issue only nonstatutory stock options to employees and executives, with the exception of grants to those executive officers subject to the stock ownership guidelines described below. We have limited our use of incentive stock options (ISOs) because of the heavier financial burden they place on the Company. However, because ISOs provide special tax advantages to the recipient if the stock is held for a certain period of time following exercise, we provide ISOs to certain executive officers to facilitate their meeting our stock ownership guidelines discussed below. ISOs are granted to these few individuals only to the extent allowable by applicable Internal Revenue Code limits. Any excess options are nonstatutory stock options.

•	Stock Option Grant Exercise Price

For fiscal 2009, the exercise price for stock option grants equaled the fair market value of the Company’s common stock on the date of grant. This is defined as the closing price quoted on the Nasdaq Global Select Market on the grant date.

•	Stock Grant Vesting and Expiration

All stock options granted in fiscal 2009 vest according to the nature of the grant and the level of the recipient. All stock options granted to employees in fiscal 2009, expire seven years from the date of grant.

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Executive Officer and all other vice president stock option grants (new hire, promotion and performance grants) have four-year vesting, with one-fourth of the total grant vesting on each grant anniversary date for four years, except for option grants to our former Executive Chairman, Ms. Bartz, which vest over one to four years.

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Other non-vice president stock option grants (key new hire, promotion, performance grants) have three-year vesting, with one-third of the total grant vesting on each grant anniversary date for three years.

•	Standard new hire stock option grants (50 to 100 shares, depending on country) vest in full on the one-year anniversary of the grant date.

The restricted stock units granted to our executive officers vest in full on or about the third anniversary of the grant date.

Stock Ownership Guidelines for Executive Officers and Prohibition on Hedging

The Board of Directors believes that stock ownership by executive officers is important to tie management to the risks and rewards inherent in stock ownership of the Company. In December 2004, the Board of Directors adopted voluntary guidelines for executive officer stock ownership. These voluntary ownership guidelines provided that for each level of executive officer other than Executive Chairman, a number of shares equal to a multiple of each executive’s base salary should be held in our stock. The guideline ownership amounts were to be reached within a four-year period starting in December 2004, and ranged from two to five times base salary.

In fiscal 2009, in response to the significant volatility in our stock price, the Board of Directors modified our stock ownership guidelines such that executive officers are encouraged to hold a fixed number of shares for each level of executive officer rather than a multiple of salary. This change was intended to create certainty for our executives and establish clear guidelines that tie a portion of our executive’s net worth to the performance of our stock price.

The current stock ownership guidelines are as follows:

Position	Ownership Guidelines
Executive Chairman	5,000 shares
Chief Executive Officer	100,000 shares
Executive Vice President	30,000 shares
Senior Vice President	15,000 shares

These voluntary stock ownership guidelines are applicable only to those executive officers who are also subject to Section 16 of the Exchange Act. The modifications also extended the period of time during which each executive officer has to comply with these voluntary stock ownership guidelines—executives now have four years from either December 2008 or the promotion to a new, higher-level position, to achieve the recommended levels of stock ownership, whichever is later. The executive can achieve the recommended levels through exercising vested stock options or by purchasing stock either in the open market or through the Employee Stock Purchase Plan. For purposes of achieving the voluntary stock ownership guidelines, both vested and unvested restricted stock and restricted stock units are counted towards the voluntary guidelines. As of the end of our fiscal 2009, Ms. Bartz, Mr. Bado and Ms. Becker had met the voluntary stock ownership guidelines outlined above. Mr. Bass has until December 2012 to meet the voluntary stock ownership guidelines, and as of March 31, 2009, held approximately 94,000 shares that count toward the voluntary stock ownership guidelines. Mr. Castino resigned during fiscal 2009.

Under the Company’s insider trading policy, all members of the Board of Directors and executive officers are prohibited from trading put and call options relating to the Company’s stock, or in making “short sales” of the Company’s stock.

Tax and Accounting Considerations

In designing our compensation programs, we have considered tax and accounting implications, including the following.

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Accounting for Stock-Based Compensation—We account for stock-based compensation in accordance with the requirements of FASB Statement 123R. We also take into consideration FASB Statement 123R and other generally accepted accounting principles in determining changes to policies and practices for our stock-based compensation programs.

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Executive Change in Control Program—We have structured our Executive Change in Control program so that in the event payment of benefits constitutes a “parachute” payment under Section 280G of the Internal Revenue Code, we will revise and limit the payment so that we do not incur additional tax burden on behalf of the participant. For more information, refer to the “Executive Change in Control Program” section on page 41.

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Executive Incentive Plan—The EIP is structured to comply with the requirements of Section 162(m) of Internal Revenue Code, which allow certain payments under the plan to be deductible for federal income tax purposes.

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Equity Incentive Deferral Plan—The Equity Incentive Deferral Plan is structured to comply with the requirements of Section 409A of the Internal Revenue Code, which imposes limitations and conditions on nonqualified deferred compensation plans and arrangements, including requirements relating to when amounts under such plans may be made, acceleration of benefits, and the timing of elections under such plans.

Post-Employment Obligations

Employment Agreements

Two of our Named Executive Officers have negotiated employment agreements with the Company: Carl Bass, our Chief Executive Officer, President and Interim Chief Financial Officer, and Carol A. Bartz, our former Executive Chairman. Throughout fiscal 2009, these agreements provided general protection for these individuals in the event of termination without cause or resignation for good reason (including change of control). We believe that in the cases of Mr. Bass and Ms. Bartz, their employment agreements provided a valuable tool to retain their services during fiscal 2009. In the case of Mr. Bass, we believe that the protections afforded to him in the event of a change of control provide us with an increased level of confidence that he will remain with the Company up to and for some period of time after a change of control. This in turn provides continuity in the event of a change in control, which we believe may ultimately enhance stockholder value, and discourages benefits simply for consummating a change in control in the Company. Ms. Bartz’s employment agreement provided for certain immediate benefits in the event of a change in control. We believe that this automatic right for Ms. Bartz was appropriate while she was serving as Executive Chairman. Details of the agreements for Mr. Bass and Ms. Bartz can be found beginning on page 41.

Executive Change in Control Program

In March 2006, the Board of Directors approved an amended Executive Change in Control Program, in an effort to ensure the continued service of our key executives in the event of a future change of control of the Company. In December 2008, the Board of Directors approved an amended and restated Executive Change in Control Program which updated the Executive Change in Control Program approved in March 2006 to conform to certain new tax provisions. Each Named Executive Officer, among other employees, participates in the Executive Change in Control Program. Under the terms of this program, if within 12 months of a change of control (as defined below) an executive officer who participates in the program is terminated without cause, or voluntarily resigns his or her employment for good reason, he or she will receive the following:

•	An amount equal to the executive officer’s annual base compensation and average annual bonus, payable twice monthly over a 12-month period;

•	Acceleration of the executive officer’s stock options that would have vested within the 12 months following the date of the executive officer’s termination or resignation; and

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Continued coverage of medical, dental, and vision insurance until the earlier of 12 months from the date of termination or resignation or when he or she becomes covered under another employer’s benefits plan.

If the executive officer is terminated or resigns for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under our then-existing benefit plans and policies. If the benefits provided under the Executive Change in Control Program constitute parachute payments under Section 280G of the Internal Revenue Code and are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such benefits will be either (1) delivered in full or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever results in the receipt of the greatest amount of benefits.

As defined in the Executive Change in Control Program, a “Change in Control” occurs if the Company is sold or merges with another corporation, if an individual acquires 50 percent or more of the total voting power represented by voting securities, or if the composition of the Board of Directors changes substantially.

We believe that the Executive Change in Control Program provides us with a valuable tool to retain the services of our executives and provide us with some increased level of confidence that our executives will remain with the Company for some period of time after a change in control. This in turn provides continuity in the event of a change in control, which we believe may ultimately enhance stockholder value, and discourages benefits simply for consummating a change in control of the Company.

Please see “Executive Compensation—Change in Control Arrangements and Employment Agreements,” below for more information regarding potential payments in connection with terminations occurring after a change in control.

Compensation Committee Report

The Compensation and Human Resources Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND HUMAN RESOURCES

COMMITTEE OF THE BOARD OF DIRECTORS

Crawford W. Beveridge, Chairman

Per-Kristian Halvorsen

Steven  M. West

Summary Compensation Table and Narrative Disclosure

This narrative discussion, as well as the table and footnotes below, provide a summary of our Named Executive Officers’ compensation for the fiscal years ended January 31, 2009, 2008 and 2007. The Named Executive Officers are Carl Bass (Chief Executive Officer, President and Interim Chief Financial Officer), Alfred J. Castino (former Senior Vice President and Chief Financial Officer), and the next three most highly compensated individuals who were serving as executive officers of Autodesk on January 31, 2009, the last day of our most recent fiscal year. Our Named Executive Officers in fiscal 2009, 2008 and 2007 were the same. For information on our compensation objectives, see the discussion under the heading “Compensation Discussion and Analysis.”

Salary—Named Executive Officers are paid a salary which reflects the dollar value of cash base salary earned by each executive during the relevant fiscal year. We did not provide equity or other non-cash items to our Named Executive Officers as salary compensation during fiscal 2009, 2008 or 2007.

Stock Awards and Option Awards—The value of restricted stock unit awards and option awards included in the “Stock Awards” and “Option Awards” columns of the following table represents the stock-based compensation expense recognized during the relevant fiscal year for financial statement reporting purposes in accordance with FAS 123(R), disregarding an estimate of forfeitures related to service-based vesting conditions. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our fiscal year 2009 Annual Report on Form 10-K filed on March 20, 2009. These amounts do not correspond to the actual value that will be realized by the Named Executive Officers upon the vesting of restricted stock units, the exercise of stock options, or the sale of the common stock underlying such awards.

Non-Equity Incentive Plan Compensation—Non-equity incentive plan compensation represents (1) amounts earned for services performed during the relevant fiscal year pursuant to our Executive Incentive Plan for all executives shown except for Mr. Bado, and (2) amounts earned for services performed by Mr. Bado pursuant to Autodesk’s Executive Incentive Plan and for sales commissions and sales bonus earned, as shown below. Amounts earned under our Executive Incentive Plan are paid in cash unless a participant elects to defer a portion of the earned amount as restricted stock; see note (e) below and “Compensation Discussion and Analysis—Perquisites and Other Benefits,” above for more information on these deferrals. The amounts shown in the table below reflect the total cash amounts awarded, regardless of a participant’s decision to defer a portion of the awarded amount as restricted stock. Amounts awarded under the Executive Incentive Plan are awarded and payable in the first quarter of the following fiscal year.

All Other Compensation—This column represents all other compensation for the relevant fiscal year not reported in the previous columns, such as payment of insurance premiums, reimbursement of certain tax expenses, personal gifts and related tax gross ups, resort travel and lodging, temporary housing expenses, Autodesk’s matching contributions to pre-tax savings plans, and transportation expenses. Except as disclosed below, items included in this category do not exceed the greater of $25,000 or 10 percent of the total amount of perquisites received by such Named Executive Officer.

The Summary Compensation Table below presents information concerning the total compensation of our Named Executive Officers for the fiscal years ended January 31, 2009, 2008 and 2007.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (e)	All Other Compensation ($)	Total ($)
Carl Bass, Chief Executive Officer, President and Interim Chief Financial Officer (a)	2009	883,333	307,348	6,137,984	775,000	4,078	8,107,743
	2008	783,333	—	5,381,813	800,000	22,415	6,987,561
	2007	643,750	—	4,435,427	1,000,000	3,500	6,082,677

Carol A. Bartz, former Executive Chairman (a) (b)	2009	500,000	—	2,486,044	—	4,998	2,991,042
	2008	500,000	—	3,954,383	—	38,368	4,492,751
	2007	612,500	—	4,265,610	—	1,181,886	6,059,996

Alfred J. Castino, former Senior Vice President and Chief Financial Officer (c)	2009	240,114	—	(968,724)	—	2,052	(726,558)
	2008	395,000	—	926,604	275,000	4,053	1,600,657
	2007	366,667	—	935,551	278,000	4,015	1,584,233

George M. Bado, Executive Vice President, Sales and Services (d)	2009	480,000	80,881	960,519	390,439	230,500	2,142,339
	2008	480,000	—	871,544	414,297	473,957	2,239,798
	2007	360,000	—	997,814	245,296	28,635	1,631,745

Jan Becker, Senior Vice President, Human Resources and Corporate Real Estate	2009	316,578	60,661	814,745	175,000	3,675	1,370,659
	2008	302,501	—	878,787	240,000	18,684	1,439,972
	2007	307,500	—	844,917	233,000	3,563	1,388,980

(a)	Mr. Bass became Chief Executive Officer and President on May 1, 2006. Immediately prior to becoming CEO, Mr. Bass was Chief Operating Officer. On August 14, 2008, Mr. Bass was appointed as Interim Chief Financial Officer. Ms. Bartz resigned as Chief Executive Officer and President, and became Executive Chairman effective April 30, 2006. Ms. Bartz resigned as Executive Chairman effective February 17, 2009.
(b)	During fiscal 2008, Ms. Bartz’s other compensation included reimbursement for organization dues of $16,039 plus a tax gross-up of $13,526. During fiscal 2007, Ms. Bartz’s other compensation included post-employment health and dental benefits with an actuarially determined present value of $631,986 plus a $421,324 tax gross-up, and a Company gift for appreciation of years of service as CEO costing $67,500 plus an associated $33,889 tax gross-up.
(c)	Mr. Castino resigned as Senior Vice President and Chief Financial Officer effective August 1, 2008; his resignation made him ineligible to receive compensation under our fiscal 2009 Executive Incentive Plan. Pursuant to Securities and Exchange Commission regulations, the negative amount shown for Mr. Castino’s fiscal 2009 Option Awards is due to the reversal of stock option expense recognized in prior years related to unvested stock options forfeited by Mr. Castino in fiscal 2009 as a result of his resignation.
(d)	Mr. Bado’s Non-Equity Incentive Plan Compensation consists of amounts earned pursuant to our Executive Incentive Plan and sales commissions and sales bonus earned during fiscal 2009, 2008 and 2007, respectively, as shown below. Sales bonus and commissions are paid quarterly for the previous quarter’s bonus and commissions earned.

	Fiscal 2009	Fiscal 2008	Fiscal 2007
Executive Incentive Plan	$75,000	$80,000	$60,000
Sales commissions	275,439	298,297	155,296
Sales bonus	40,000	36,000	30,000

Total	$390,439	$414,297	$245,296

During fiscal 2009, Mr. Bado’s other compensation included reimbursement of taxes, interest and penalties incurred by Mr. Bado in relation to Section 409A costs of $117,827 plus a $103,444 tax gross-up. During fiscal 2008, Mr. Bado’s other compensation included reimbursement of taxes, interest and penalties incurred by Mr. Bado in relation to Section 409A costs of $146,286 plus a $128,430 tax gross-up, a $127,075 bonus paid to Mr. Bado for the increase in the exercise price of his options in connection with our 2007 voluntary review of historical stock option granting practices, reimbursement of temporary housing costs of $25,000 plus an associated $13,911 tax gross-up and reimbursement for organization dues of $15,771 plus a tax gross-up of $13,300.

(e)	Under the terms of our Equity Incentive Deferral Plan, participants may elect to defer up to fifty percent of their Executive Incentive Plan award in a given plan year. The deferred amount of such award will be settled with restricted stock units granted to the participant. For detailed information on the Equity Incentive Deferral Plan, see “Compensation Discussion and Analysis—Perquisites and Other Benefits,” above. For detailed information on fiscal 2009 deferrals, see note (b) to “Grants of Plan-Based Awards in Fiscal 2009” below.

Grants of Plan-Based Awards in Fiscal 2009

Grants of plan-based awards reflect grants made to our Named Executive Officers under our non-equity incentive plans and equity compensation plans during fiscal 2009.

The following table includes amounts payable under our Executive Incentive Plan for performance during fiscal 2009. The actual amounts awarded under our Executive Incentive Plan for fiscal 2009 were determined by the Compensation Committee in March 2009 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table and Narrative Disclosure” above. As described in “Compensation Discussion and Analysis—Perquisites and Other Benefits,” above, our Equity Incentive Deferral Plan permits participants to elect to defer up to fifty percent of their Executive Incentive Plan award in a given plan year. Any such deferrals are reflected in footnote (b) following the table below.

Amounts included for restricted stock units and options granted under the 2008 Employee Stock Plan during fiscal 2009 are not tied to performance against a specific plan, but have values that are tied to the price of our stock. Restricted stock unit awards granted under the 2008 Employee Stock Plan shown in the column entitled “All Other Stock Awards” fully vest on the third anniversary of the grant date. Options granted under the 2008 Employee Stock Plan shown in the column entitled “All Other Option Awards” vest over a four year period at a rate of 25 percent per year. See “Change in Control Arrangements and Employment Agreements” below for a further description of certain terms relating to these awards. Awards made under our Equity Incentive Plan and the stock-based compensation expense from our 2008 Employee Stock Plan are included in the Summary Compensation Table above, and do not constitute additional compensation from the amounts included in the Summary Compensation Table.

See “Compensation Discussion and Analysis” above for further discussion of the role of plan based and other awards in our overall executive compensation program.

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the fiscal year ended January 31, 2009:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a), (b)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards and Option Awards ($) (c)
Carl Bass	6/12/2008	$—	$—	$—	38,000	—	$—	$1,447,040
	3/13/2008	—	—	—	—	400,000	34.53	4,466,280
	3/12/2008	—	900,000	1,710,000	—	—	—	—
Carol A. Bartz (d)	3/13/2008	—	—	—	—	30,000	34.53	275,481
Alfred J. Castino	3/12/2008	—	249,000	473,100	—	45,000	32.90	478,737
George M. Bado	6/12/2008		—	—	10,000	—	—	380,800
	3/12/2008	—	420,000	N/A	—	65,000	32.90	691,509
Jan Becker	6/12/2008	—	—	—	7,500	—	—	285,600
	3/12/2008	—	204,000	387,600	—	45,000	32.90	478,737

(a)	Reflects target and maximum dollar amounts payable under the Executive Incentive Plan for performance during fiscal 2009, as described in “Compensation Discussion and Analysis – Elements of Executive Compensation Programs.” “Threshold” refers to the minimum amount payable for a certain level of performance; “Target” refers to the amount payable if specified performance targets are reached; and “Maximum” refers to the maximum payout possible. Mr. Bado’s amount in the “Target” column includes a fiscal 2009 target Executive Incentive Plan award of $80,000, target commissions of $300,000 and target sales bonus of $40,000. Mr. Bado’s maximum Executive Incentive Plan award is $152,000, or 190 percent of his target award; his maximum sales bonus is $80,000, or 200% of his target bonus. Commissions do not have a preset maximum limit. Mr. Castino’s amounts in the “Target” and “Maximum” columns represent amounts potentially payable to him; however, because he resigned during fiscal 2009 he was ineligible to receive an award under the fiscal 2009 Executive Incentive Plan.
(b)	Under the terms of our Equity Incentive Deferral Plan, participants have the ability to defer a portion (up to fifty percent) of their Executive Incentive Plan award as restricted stock units. The number of shares of stock underlying restricted stock units granted for the deferred portion of the participant’s Executive Incentive Plan award (“base RSUs”) is determined by dividing the amount of cash bonus deferred by the closing price of our common shares on the grant date. These base RSUs are fully vested upon grant. In addition, participants who have elected to defer a portion of their Executive Incentive Plan award as restricted stock units receive an additional grant of restricted stock units (“premium RSUs”) at a rate of one share of premium RSUs for each three shares of base RSUs granted. These premium RSUs fully vest on the third anniversary of the grant date. The actual amounts awarded under our Executive Incentive Plan for fiscal 2009 were determined by the Compensation Committee on March 12, 2009 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table and Narrative Disclosure” above. The table below reflects each Named Executive Officer’s decision to defer a portion of their Executive Incentive Plan award under our Equity Incentive Deferral Plan and the resulting grants of restricted stock units. The stock awards shown below reflect a closing price of our common stock on the grant date of $12.74.

	Cash ($)	Stock - Base RSUs (#)	Stock - Premium RSUs (#)	Percent Deferred
Carl Bass	$775,000	—	—	0%
Carol A. Bartz	- - - - - - - - - - - Not Applicable - - - - - - - - - - -
Alfred J. Castino	- - - - - - - - - - - - Not Eligible - - - - - - - - - - - -
George M. Bado	37,500	2,943	981	50%
Jan Becker	131,250	3,434	1,144	25%

(c)	Reflects the grant date fair value of each equity award, excluding an estimate of forfeitures related to service-based vesting conditions, computed in accordance with FAS 123(R). The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on March 20, 2009. These amounts do not correspond to the actual value that will be realized by the Named Executive Officers upon the vesting of restricted stock units, the exercise of stock options, or the sale of the common stock underlying such awards. All of Mr. Castino’s unvested option awards, including the option awards granted in fiscal 2009 that are shown in this table, were forfeited due to his resignation on August 1, 2008.
(d)	When Ms. Bartz entered into her employment agreement in January 2007, she voluntarily agreed to receive no Executive Incentive Plan award.

Outstanding Equity Awards at 2009 Fiscal Year End

The following table presents information concerning unexercised options and unvested restricted stock unit awards for each Named Executive Officer outstanding as of January 31, 2009. This table includes options and restricted stock units granted under the 2008 Employee Stock Plan, the 2006 Employee Stock Plan and the 1996 Stock Plan. Unless otherwise indicated, all options granted to Named Executive Officers vest at the rate of 25 percent per year over the first four years of the option term. All restricted stock unit awards shown below fully vest on the third anniversary of the grant date. The amount recognized for financial statement reporting purposes under FAS 123(R), disregarding any estimates of forfeitures related to service based vesting conditions, is included in the Fiscal 2009 Summary Compensation Table above.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($) (a)
Carl Bass	3/18/2004	125,000	—		$14.40	3/18/2014		—	$—
	6/28/2004	150,000	—		20.69	6/28/2014		—	—
	3/10/2005	156,250	62,500		30.15	3/10/2012		—	—
	3/9/2006	375,000	375,000		38.00	3/9/2012		—	—
	6/14/2007	93,750	281,250		45.29	6/14/2013		—	—
	3/13/2008	—	400,000		34.53	3/13/2014		—	—
	6/12/2008	—	—		—	—		38,000	629,280

Carol A. Bartz	3/8/2002	67,332	—		11.00	3/8/2012	(d)	—	—
	3/18/2004	993,056	—		14.40	3/18/2014	(d)	—	—
	3/10/2005	95,000	125,000		30.15	3/10/2012	(d)	—	—
	6/14/2007	25,000	25,000	(b)	45.29	6/14/2013	(d)	—	—
	3/13/2008	—	30,000	(c)	34.53	3/13/2014	(d)	—	—

Alfred J. Castino	3/12/2008	—	41,960		32.90	2/1/2009	(e)	—	—
	6/14/2007	12,500	35,293		45.29	2/1/2009	(e)	—	—

George M. Bado	3/10/2005	22,500	22,500		30.15	3/10/2012		—	—
	3/9/2006	22,500	22,500		38.00	3/9/2012		—	—
	6/14/2007	21,250	63,750		45.29	6/14/2013		—	—
	3/12/2008	—	65,000		32.90	3/12/2014
	6/12/2008	—	—		—	—		10,000	165,600

Jan Becker	3/8/2002	50,000	—		11.00	3/8/2012		—	—
	3/13/2003	30,000	—		7.37	3/13/2013		—	—
	9/25/2003	20,000	—		8.73	9/25/2013		—	—
	3/18/2004	50,000	—		14.40	3/18/2014		—	—
	3/10/2005	27,500	22,500		30.15	3/10/2012		—	—
	3/9/2006	27,500	27,500		38.00	3/9/2012		—	—
	6/14/2007	12,500	37,500		45.29	6/14/2013		—	—
	3/12/2008	—	45,000		32.90	3/12/2014
	6/12/2008	—	—		—	—		7,500	124,200

(a)	Market value of restricted stock units that have not vested is computed by multiplying (i) $16.56, the closing price on the NASDAQ Global Select Market of Autodesk common stock on January 31, 2009, the last business day of fiscal 2009, by (ii) the number of shares of stock underlying restricted stock unit awards.
(b)	Options vest at a rate of 50 percent per year on the anniversary of each of the first two years from the grant date.

(c)	Options vest 100 percent on the one year anniversary of the grant date.
(d)	Due to Ms. Bartz’s resignation on February 17, 2009, these options will expire six months from her resignation.
(e)	Options expired six months from August 1, 2008, Mr. Castino’s date of resignation.

Option Exercises and Stock Vested at 2009 Fiscal Year End

The following table presents certain information concerning the exercise of options by each of the Named Executive Officers during the fiscal year ended January 31, 2009. Although we have granted restricted stock unit awards to Named Executive Officers, no such awards vested during the fiscal year ended January 31, 2009.

	Option Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)
Carl Bass	142,721	$3,935,500
Carol A. Bartz	637,858	15,266,490
Alfred J. Castino	172,172	2,445,298
George M. Bado	30,654	678,982
Jan Becker	912	4,700

(a)	Reflects the difference between (i) the market price of Autodesk Common Stock at the time of exercise on the exercise date and (ii) the exercise price of the option.

Nonqualified Deferred Compensation for Fiscal Year 2009

Under our Nonqualified Deferred Compensation Plan, certain executives (including Named Executive Officers) may defer compensation earned as salary, commissions or awards under the Executive Incentive Plan. Deferral elections are made by eligible executives each year during an “open enrollment” period for amounts to be earned in the following year. An executive may defer all or a portion of his or her annual salary, commissions and Executive Incentive Plan awards under this plan. The Company does not make any contribution for executives under the Nonqualified Deferred Compensation Plan. In fiscal 2009, we adopted our Equity Incentive Deferral Plan, which permits certain executive officers to defer up to 50 percent of their Executive Incentive Plan award. The Equity Incentive Deferral Plan is available for deferral of awards paid during or after fiscal 2010.

The following table presents information regarding non-qualified deferred compensation activity for each listed officer during the fiscal year ended January 31, 2009.

Name	Executive Contributions in Last Fiscal Year ($) (a)	Aggregate Earnings/ (Losses) in Last Fiscal Year ($) (b)	Aggregate Withdrawals/ Distributions ($) (c)	Aggregate Balance at Last Fiscal Year End ($)
Carl Bass	$—	$—	$—	$—
Carol A. Bartz	437,842	(4,588,015)	(658,963)	5,117,208
Alfred J. Castino	—	—	—	—
George M. Bado	—	(175,929)	—	552,882
Jan Becker	—	(192,330)	—	1,229,244

(a)	Contributions in this column for Ms. Bartz include $35,416, which is reported as fiscal year 2009 salary in the Summary Compensation Table, and $402,426, which is reported as fiscal year 2008 salary in the Summary Compensation Table.
(b)	None of the earnings or losses in this column is reflected in the Fiscal 2009 Summary Compensation Table because they are not considered preferential or above market.
(c)	Reflects a voluntary distribution during fiscal 2009 of salary and non-equity incentive plan compensation contributed to the non-qualified deferred compensation plan in previous years.

Change in Control Arrangements and Employment Agreements

In an effort to ensure the continued service of our key executives in the event of a change in control, each of our current executive officers, among other employees, participate in an amended and restated Executive Change in Control Program (the “Program”) that was approved by the Board of Directors in March 2006 and amended in December 2008. In addition, Mr. Bass and Ms. Bartz have change in control provisions in their respective employment agreements, as noted below.

Executive Change in Control Program

Under the terms of the Executive Change in Control Program, if, within twelve months of a change in control, an executive officer who participates in the Program is terminated without cause, or voluntarily terminates their employment for good reason, as cause and good reason are defined in the Program, the executive officer will receive, following execution of a release and one-year non competition agreement:

•	An amount equal to the executive officer’s annual base compensation and average annual bonus, payable twice monthly over a 12 month period;

•	The acceleration of the executive officer’s stock options that would have vested within the 12 months following the date of the executive officer’s termination; and

•

Continued coverage of medical, dental and vision insurance until the earlier of 12 months from the date of termination or when the executive officer becomes covered under another employer’s employee benefit plans.

If the executive officer is terminated for any other reason, they will receive severance or other benefits only to the extent that they would be entitled to receive under our then-existing benefit plans and policies. If the benefits provided under the Program constitute parachute payments under Section 280G of the Internal Revenue Code and are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever amount results in the receipt of the greatest amount of benefits.

Employment Agreement with Carl Bass

In December 2008, the Company entered into an amended and restated employment agreement with Carl Bass that provides for, among other things, certain payments and benefits to be provided to Mr. Bass in the event his employment is terminated without “cause” or he resigns for “good reason,” including in connection with a “change of control” of the Company, as each such term is defined in Mr. Bass’s employment agreement.

In the event Mr. Bass’s employment is terminated by the Company without cause or if Mr. Bass resigns for good reason, and such termination is not in connection with a change of control, Mr. Bass will receive (i) payment of 200 percent of his then current base salary for 12 months, (ii) accelerated vesting for 12 months of his then outstanding, unvested equity awards (other than awards that vest based on performance), (iii) a period of not less than 6 months to exercise any vested stock options that were granted to Mr. Bass on or after the date he entered into his amended and restated employment agreement, and (iv) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass becomes covered under similar health plans. In addition, Mr. Bass is subject to non-solicitation and non-competition covenants for 12 months following a termination that gives rise to the severance benefits discussed above.

If, in connection with a change of control, Mr. Bass’s employment is terminated by the Company without cause or if Mr. Bass resigns for good reason, Mr. Bass will receive (i) a lump sum payment in an amount equal to 200 percent of his then current annual base salary, (ii) accelerated vesting for 24 months of his then outstanding, unvested equity awards (other than awards that vest based on performance), (iii) a period of not less than 6 months to exercise any vested stock options that were granted to Mr. Bass on or after the date of his amended and restated employment agreement, and (iv) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass becomes covered under similar health plans.

Employment Agreement with Carol A. Bartz

On February 17, 2009, Carol A. Bartz resigned as our Executive Chairman and as a member of our Board of Directors. Ms. Bartz’s resignation was due to her having accepted a position as the Chief Executive Officer of Yahoo! Inc. and was not for “good reason,” as such term is defined in her employment agreement. As such, in connection with her resignation, no payments were made or are payable to Ms. Bartz under the terms of her employment agreement. The following paragraphs describe the amounts which would have been payable to Ms. Bartz under certain circumstances as of the end of our 2009 fiscal year on January 31, 2009, prior to her resignation.

In January 2007, the Company entered into an employment agreement with Ms. Bartz which provided for, among other things, certain payments and benefits to have been provided to Ms. Bartz upon a “change of control” of the Company or in the event her employment was terminated without “cause” or she resigned for “good reason,” as each such term is defined in Ms. Bartz’s employment agreement. In addition, at the end of Ms. Bartz’s employment with the Company, Ms. Bartz and her eligible dependents would have been eligible to receive continued health care coverage as follows: (i) if Ms. Bartz had validly elected to continue coverage under COBRA, the Company would have reimbursed Ms. Bartz for premiums paid for a period of 12 months; (ii) after Ms. Bartz’s coverage under COBRA ended and prior to Ms. Bartz having reached the age of 65, the Company would have paid premiums for insurance that provided health and dental benefits substantially comparable to those provided under the Company’s health plans, and in addition would have paid for a primary physician under a concierge plan and a medical advocacy service to assist in processing claims; and (iii) after Ms. Bartz having reached the age of 65, Medicare would become the primary health care provider, provided that the Company would have paid the cost of a supplemental insurance to maintain the same level of health coverage specified in (ii) above and would have continued to pay the cost of a primary physician under a concierge plan and a medical advocacy service to assist in processing claims. Such coverage would have ended upon Ms. Bartz’s death or Ms. Bartz having become eligible under another employer’s health plan, provided that, if there had been no termination of coverage at the time of Ms. Bartz’s death, coverage would have continued to have been provided to Ms. Bartz’s spouse to the extent reasonably possible. The continued health care coverage would have been subject to Ms. Bartz having signed and not revoked a separation and release of claims and having abided by the terms of a non-competition and non-solicitation agreement for 12 months.

In the event that Ms. Bartz’s employment had been terminated by the Company without cause or if Ms. Bartz had resigned for good reason, Ms. Bartz would have been eligible to receive (i) the continued health care coverage discussed above, and (ii) immediate vesting of all outstanding, unvested stock options. Had there been a change of control of the Company, Ms. Bartz would have been eligible to receive (i) immediate vesting of all outstanding, unvested stock options, and (ii) any additional benefits described in the Company’s Executive Change in Control Program. Such severance benefits would have been subject to Ms. Bartz having signed and not revoked a separation and release of claims and having abided by the terms of a non-solicitation agreement for 12 months.

In addition, in the event that Ms. Bartz’s employment had terminated due to death or disability, then Ms.  Bartz would have been eligible to receive immediate vesting of all outstanding, unvested stock options.

Potential Payments Upon Termination or Change in Control

The tables below list the estimated amount of compensation payable to each of the Named Executive Officers in the event of voluntary termination, involuntary not-for-cause termination, for cause termination, termination following a change in control and termination in the event of disability or death of the executive. The amounts shown assume that such termination was effective as of January 31, 2009, and include amounts earned through such time for all components of compensation, benefits and perquisites payable under the Executive Change in Control Program. Amounts for Mr. Bass and Ms. Bartz also include certain items specified in their employment agreements, discussed above. Estimated amounts for share-based compensation are based on the closing price of our common stock on the Nasdaq Global Select Market as of January 31, 2009, which was $16.56 per share. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Carl Bass:

Executive Benefits and Payments	Voluntary Termination on 1/31/2009 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2009 ($)	For Cause Termination on 1/31/2009 ($)	Involuntary Not For Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2009 ($)	Disability on 1/31/2009 ($)	Death on 1/31/2009 ($)
Compensation:
Base Salary(1)	$—	$1,800,000	$—	$1,800,000	$—	$—
Executive Incentive Plan (EIP)(2)	775,000	775,000	775,000	775,000	775,000	775,000
Stock Options(3)	—	—	—	—	—	—

Benefits and perquisites:
Health Insurance(4)	—	17,500	—	17,500	—	—
Disability Income(5)	—	—	—	—	2,567,545	—
Accidental Death or Dismemberment(6)	—	—	—	—	—	—
Life Insurance (7)	—	—	—	—	—	1,500,000
Accrued Vacation Pay	79,615	79,615	79,615	79,615	79,615	79,615

Total Executive Benefits and Payments Upon Separation	$854,615	$2,672,115	$854,615	$2,672,115	$3,422,160	$2,354,615

Carol A. Bartz:

Executive Benefits and Payments	Voluntary Termination on 1/31/2009 ($)	Involuntary Not For Cause or Voluntary For Good Reason (Except Change in Control) Termination on 1/31/2009 ($)	For Cause Termination on 1/31/2009 ($)	Change in Control Without Termination on 1/31/2009 ($)	Involuntary Not For Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2009 ($)	Disability on 1/31/2009 ($)	Death on 1/31/2009 ($)
Compensation:
Base Salary(1)	$—	$—	$—	$—	$500,000	$—	$—
Executive Incentive Plan (EIP)(2)	—	—	—	—	—	—	—
Stock Options(3)	—	—	—	—	—	—	—

Benefits and perquisites:
Health Insurance(4)	957,265	957,265	957,265	—	957,265	957,265	266,915
Disability Income(5)	—	—	—	—	—	1,107,577	—
Accidental Death or Dismemberment(6)	—	—	—	—	—	500,000	500,000
Life Insurance(7)	—	—	—	—	—	—	1,000,000
Accrued Vacation Pay	84,766	84,766	84,766	—	84,766	84,766	84,766

Total Executive Benefits and Payments Upon Separation	$1,042,031	$1,042,031	$1,042,031	$—	$1,542,031	$2,649,608	$1,851,681

Alfred J. Castino (9):

Executive Benefits and Payments	Voluntary Termination on 8/1/2008 ($)
Compensation:
Base Salary	$1,596
Executive Incentive Plan (EIP)	—
Stock Options	—

Benefits and perquisites:
Health Insurance	—
Disability Income	7
Accidental Death or Dismemberment	—
Life Insurance	124
Other	19
Accrued Vacation Pay	33,518

Total Executive Benefits and Payments Upon Separation	$35,264

George M. Bado:

Executive Benefits and Payments	Voluntary Termination on 1/31/2009 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2009 ($)	For Cause Termination on 1/31/2009 ($)	Involuntary Not For Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2009 ($)	Disability on 1/31/2009 ($)	Death on 1/31/2009 ($)
Compensation:
Base Salary(1)	$—	$—	$—	$480,000	$—	$—
Executive Incentive Plan(2)	75,000	75,000	75,000	146,667	75,000	75,000
Sales commissions and bonus(8)	315,439	315,439	315,439	315,439	315,439	315,439
Stock options(3)	—	—	—	—	—	—

Benefits and perquisites:
Health Insurance(4)	—	—	—	17,500	—	—
Disability Income(5)	—	—	—	—	2,074,466	—
Accidental Death or Dismemberment(6)	—	—	—	—	1,500,000	1,500,000
Life Insurance(7)	—	—	—	—	—	820,000
Accrued Vacation Pay	16,615	16,615	16,615	16,615	16,615	16,615

Total Executive Benefits and Payments Upon Separation	$407,054	$407,054	$407,054	$976,221	$3,981,520	$2,727,054

Jan Becker:

Executive Benefits and Payments	Voluntary Termination on 1/31/2009 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2009 ($)	For Cause Termination on 1/31/2009 ($)	Involuntary Not For Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2009 ($)	Disability on 1/31/2009 ($)	Death on 1/31/2009 ($)
Compensation:
Base Salary(1)	$—	$—	$—	$340,000	$—	$—
Executive Incentive Plan (EIP)(2)	175,000	175,000	175,000	391,000	175,000	175,000
Stock Options(3)	—	—	—	—	—	—

Benefits and perquisites:
Health Insurance(4)	—	—	—	17,114	—	—
Disability Income(5)	—	—	—	—	1,797,356	—
Accidental Death or Dismemberment(6)	—	—	—	—	340,000	340,000
Life Insurance(7)	—	—	—	—	—	680,000
Accrued Vacation Pay	3,923	3,923	3,923	3,923	3,923	3,923

Total Executive Benefits and Payments Upon Separation	$178,923	$178,923	$178,923	$752,037	$2,316,279	$1,198,923

(1)	Base Salary: For Mr. Bass and Ms. Bartz, the amounts shown would be paid in accordance with their respective employment agreements. For Mr. Bado and Ms. Becker, the amounts shown would be paid in accordance with the Executive Change in Control Program.
(2)	Executive Incentive Plan (EIP): For Mr. Bass, amounts reflect the sum of the fiscal 2009 bonus already earned under the Executive Incentive Plan. Ms. Bartz does not participate in the Executive Incentive Plan. For Mr. Bado and Ms. Becker, amounts in the Voluntary Termination, Involuntary Not for Cause or Voluntary for Good Reason (Except in Change in Control) Termination and For Cause Termination columns reflect the sum of the fiscal 2009 bonus already earned under the Executive Incentive Plan, and the amounts in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column are the sum of the fiscal 2009 bonus already earned under the Executive Incentive Plan and a severance bonus equal to the average of the last three years’ bonuses under the Executive Change in Control Program.
(3)	Stock Options: For Mr. Bado and Ms. Becker, amounts shown in the Involuntary Not for Cause or Voluntary For Good Reason (Except in Change in Control) Termination columns reflect the value of their outstanding stock options that would normally have vested in the twelve months following their separation but are accelerated (i.e., vest immediately on the date of separation) in accordance with the Executive Change in Control Program agreement. For Mr. Bass, in accordance with his employment agreement, the amount shown in the Involuntary Not for Cause or Voluntary for Good Reason (Except Change in Control) Termination column reflects the value realized upon immediate vesting of his options normally vesting in the twelve months following his separation; in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column, the amount shown reflects the value realized upon immediate vesting of his options normally vesting in the twenty-four months following his separation. For Ms. Bartz, in accordance with her employment agreement, the amounts shown in the Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination, Change in Control without Termination, Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination, Disability and Death columns all reflect immediate vesting of all of her outstanding stock options.
(4)	Health Insurance: For Mr. Bass, in accordance with his employment agreement, these amounts represent the cost of continuing coverage for Mr. Bass and his dependents for twelve months. For Ms. Bartz, in accordance with her employment agreement, these amounts reflect the present value (including tax gross-up) of post-employment heath coverage; the amount shown in the Death column represents continuing spousal coverage. In February 2009, Ms. Bartz’s employment terminated and she was eligible for health benefits under another employer’s health benefit plan or program, terminating the Company’s obligation to provide Ms. Bartz health benefits. For Mr. Bado and Ms. Becker, these amounts represent the cost of continuing coverage for each executive and their dependents for twelve months in accordance with the Executive Change in Control Program.
(5)

Disability Income: Reflects the estimated present value of all future payments to each executive under the Company’s disability program, which represent 100 percent of salary for the first 90 days, and then 66- 2/3 percent of salary thereafter, with a maximum of $20,000 per month, until the age of 65. These payments would be made by the insurance provider, not by Autodesk.

(6)	Accidental Death or Dismemberment: Reflects the lump-sum amount payable to each executive or his or her beneficiaries by Autodesk’s insurance provider in the event of each executive’s accidental death. There is also a prorated lump sum payment for dismemberment. The amount shown as payable upon dismemberment is based upon the payout for the most severe dismemberment under the plan.
(7)	Life Insurance: Reflects the lump-sum amount payable to beneficiaries by Autodesk’s insurance provider in the event of each executive’s death.
(8)	Sales Commissions and Bonus: Reflects amounts earned in the fourth quarter of fiscal 2009 by Mr. Bado that will be paid in the following fiscal year.
(9)	For Mr. Castino, the amounts shown are the amounts he actually received following his resignation on August 1, 2008. The amounts shown for Mr. Castino under disability income, life insurance and other categories represent payment of Company subsidies for fitness center dues, group life insurance and long term disability, respectively, for last pay period of Mr. Castino’s employment with the Company.

Compensation of Directors

During fiscal 2009, our non-employee directors were eligible to receive the annual compensation set forth below:

Member of the Board of Directors		$ 75,000
Lead Director	an additional $	25,000
Chair of the Audit Committee	an additional $	25,000
Chair of the Compensation and Human Resources Committee	an additional $	20,000
Chair of the Corporate Governance and Nominating Committee	an additional $	10,000

In connection with the March 12, 2009 appointment of Crawford W. Beveridge as non-executive Chairman of the Company, an annual retainer of an additional $65,000 was approved by the Company’s Board of Directors for the position of non-executive Chairman.

No later than December 31 of the year prior to a director’s re-election to the Board of Directors, each director may elect to receive up to fifty percent of their annual fee in cash, with the balance paid in the form of restricted stock issued at a rate of $1.20 worth of stock for each $1.00 of cash compensation foregone. The restricted stock is issued on the date of the annual meeting of stockholders and vests on the date of the annual meeting of stockholders in the following year, provided that the recipient is a director on such date. If elected, cash compensation is accrued monthly and paid quarterly, in arrears. For fiscal 2009, all of the non-employee directors except Mr. West and Ms. Nelson elected to receive 100 percent of their annual fees as restricted stock; Mr. West and Ms. Nelson elected to receive 50 percent of their annual fees as restricted stock.

Additionally, the Company’s 2000 Directors’ Option Plan provides for the automatic grant of nonstatutory stock options to our non-employee directors. Upon being elected or appointed to our Board of Directors, each non-employee director is granted an option to purchase 50,000 shares of our Common Stock, with subsequent annual option grants of 20,000 shares of our Common Stock. The exercise price of options granted under the 2000 Directors’ Option Plan is equal to the fair value of our Common Stock on the date of grant. Options granted under the 2000 Directors’ Option Plan upon election or appointment vest over a three-year period; subsequent annual option grants vest over a one-year period.

The table below presents information concerning the compensation paid or accrued by us to each of our non-employee directors for the fiscal year ended January 31, 2009. Ms. Bartz and Mr. Bass, who during the fiscal year ended January 31, 2009 were our employees, did not receive additional compensation for their services as directors. Ms. Bartz resigned from the Board of Directors effective February 17, 2009.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (c)	Total ($)
Mark A. Bertelsen	$37,500	$57,573	$234,252	$329,325
Crawford W. Beveridge	54,792	84,834	234,252	373,878
J. Hallam Dawson	47,917	72,142	234,252	354,311
Michael J. Fister	15,625	21,864	—	37,489
Per-Kristian Halvorsen	42,500	65,239	234,252	341,991
Sean M. Maloney	53,125	57,584	374,037	484,746
Elizabeth A. Nelson	53,125	57,584	374,037	484,746
Charles J. Robel	60,417	47,620	382,486	490,523
Larry W. Wangberg	15,625	21,864	—	37,489
Steven M. West	53,125	34,555	382,486	470,166

(a)	Mr. Fister and Mr. Wangberg did not seek re-election to the Board of Directors at the 2008 Annual Meeting held on June 12, 2008, and ceased to be directors on that date. Mr. Bertelsen has announced that he is retiring from the Board of Directors and will not seek re-election at the 2009 Annual Meeting.

(b)	Reflects the portion of director’s fees earned that, upon prior election as discussed above, may be paid in cash. Except as noted below, all but two of our non-employee directors elected to convert 100 percent of the cash portion of their annual fees to restricted stock at a rate of $1.20 worth of stock for each $1.00 of cash compensation; the other two directors elected to receive 50 percent of their annual fees in cash. See footnote (c) for the grant date fair value of the restricted stock that they received as a result of such election. Accordingly these amounts do not necessarily reflect cash amounts paid to directors.
(c)	Reflects the stock-based compensation expense recognized during the fiscal year for financial statement reporting purposes in accordance with FAS 123(R), disregarding an estimate of forfeitures related to service-based vesting conditions. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our fiscal year 2009 Annual Report on Form 10-K filed on March 20, 2009. These amounts do not correspond to the actual value that will be realized by the Directors upon the vesting of restricted stock units, the exercise of stock options, or the sale of the common stock underlying such awards.

As outlined in footnote (b) above, the following restricted stock grants reflect the portion of director’s fees earned that were settled in restricted stock at a rate of $1.20 worth of stock for each $1.00 of cash compensation. The following table shows the amounts and fair values of the options granted in fiscal 2009 and the total amounts and fair values of restricted stock awarded in fiscal 2009, as discussed above:

	Restricted Stock		Options
Name	Number of Shares (#)	Grant Date Fair Value of Stock Awards ($)	Grant Date	Number of Shares (#)	Exercise Price Per Share ($)	Grant Date Fair Value of Option Awards ($)
Mark A. Bertelsen	2,363	$89,959	6/12/2008	20,000	$38.08	$213,142
Crawford W. Beveridge	3,781	143,943	6/12/2008	20,000	38.08	213,142
J. Hallam Dawson	2,363	89,959	6/12/2008	20,000	38.08	213,142
Michael J. Fister	—	—	—	—	—	—
Per-Kristian Halvorsen	2,678	101,951	6/12/2008	20,000	38.08	213,142
Sean M. Maloney	2,363	89,959	6/12/2008	20,000	38.08	213,142
Elizabeth A. Nelson	2,363	89,959	6/12/2008	20,000	38.08	213,142
Charles J. Robel	3,151	119,959	6/12/2008	20,000	38.08	213,142
Larry W. Wangberg	—	—	—	—	—	—
Steven M. West	1,418	53,983	6/12/2008	20,000	38.08	213,142

The aggregate number of each director’s stock options outstanding at January 31, 2009 is disclosed in the table below:

Name	Option Awards Outstanding (#)
Mark A. Bertelsen	160,000
Crawford W. Beveridge	130,000
J. Hallam Dawson	240,000
Michael J. Fister	—
Per-Kristian Halvorsen	100,000
Sean M. Maloney	70,000
Elizabeth A. Nelson	70,000
Charles J. Robel	70,000
Larry W. Wangberg	180,000
Steven M. West	70,000

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance under these plans as of January 31, 2009 (number of securities in thousands).

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	25,302	$31.31	39,061	(2)
Equity compensation plans not approved by security holders(3)	1,630	9.73	—

Total	26,932	$30.00	39,061

(1)	Included in these amounts are 0.1 million securities available to be issued upon exercise of outstanding options with a weighted-average exercise price of $2.53 per share related to equity compensation plans assumed in connection with previous business mergers and acquisitions.
(2)	Included in this amount are 24.8 million securities available for future issuance under Autodesk’s 1998 Employee Qualified Stock Purchase Plan.
(3)	Amounts correspond to Autodesk’s Nonstatutory Stock Option Plan, which was terminated by the Board of Directors in December 2004. The Nonstatutory Stock Option Plan permitted the grant to eligible employees of options to purchase up to 16.9 million shares, all of which have been previously granted. Executive officers and members of the Board of Directors were not eligible to participate in this plan. The Nonstatutory Stock Option Plan was intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Only nonstatutory stock options were granted under the Nonstatutory Stock Option Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Autodesk’s Common Stock as of March 31, 2009, for each person or entity who is known by the Company to own beneficially more than five percent of the outstanding shares of our Common Stock, each of the Company’s directors, each of the executive officers named in the Summary Compensation Table on page 35 and all directors and executive officers of the Company as a group.

5% Stockholders, Directors and Officers (1)	Common Stock Beneficially Owned (2)	Percentage Beneficially Owned (3)
Principal Stockholders:
T. Rowe Price Associates, Inc.(4)	31,370,830	13.8%
Barclays Global Investors, NA, et al(5)	16,628,505	7.3%
Capital World Investors(6)	15,450,000	6.8%
The Growth Fund of America, Inc.(7)	13,007,300	5.7%
ClearBridge Advisors, LLC, et al(8)	11,601,120	5.1%

Non-Employee Directors:
Mark A. Bertelsen(9)	148,854	*
Crawford W. Beveridge(10)	134,937	*
J. Hallam Dawson(11)	274,929	*
Per-Kristian Halvorsen(12)	89,365	*
Sean M. Maloney(13)	19,363	*
Elizabeth A. Nelson(13)	19,363	*
Charles J. Robel(13)	20,151	*
Steven M. West(13)	18,418	*

Named Executive Officers:
Carl Bass(14)	1,305,801	*
Carol A. Bartz(15)	2,239,964	*
Alfred J. Castino	20,639	*
George M. Bado(16)	157,201	*
Jan Becker(17)	277,689	*
All directors and executive officers as a group (20 individuals)(18)	5,594,133	2.4%

*	Represents less than one percent (1 percent) of the outstanding Common Stock.
(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903.
(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has the right to acquire within 60 days of March 31, 2009 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(3)	The total number of shares of Common Stock outstanding as of March 31, 2009 was 228,123,684.
(4)	As of December 31, 2008, the reporting date of T. Rowe Price Associates, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 11, 2009, T. Rowe Price Associates, Inc. is deemed to have sole voting power with respect to 9,896,504 shares and sole dispositive power with respect to 31,320,730 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(5)

As of December 31, 2008, the reporting date of Barclays Global Investors, NA, and certain related entities most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 5, 2009, (i) 10,709,875 shares were beneficially owned by Barclays Global Investors, NA, (ii) 3,377,051 shares were beneficially owned by Barclays Global Fund Advisors, (iii) 1,422,660 shares were beneficially owned by Barclays Global Investors, Ltd., (iv) 797,930 shares were beneficially owned by Barclays Global Investors Japan Limited, (v) 300,545 shares were beneficially owned by Barclays Global Investors Canada Limited and (vi) 20,444 shares were beneficially owned by Barclays Global Investors Australia Limited. Barclays Global Investors, NA, and certain related entities, are deemed to have sole voting power with respect to 14,478,076 shares and sole dispositive power with respect to 16,628,505 shares. The address of Barclays Global Investors, NA is 400 Howard Street, San Francisco, California 94105.

(6)	As of December 31, 2008, the reporting date of Capital World Investors’ most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 12, 2009, Capital World Investors is deemed to have sole voting power with respect to 4,000,000 shares and sole dispositive power with respect to 15,450,000 shares. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071. Capital World Investors is a division of Capital Research and Management Company.
(7)	As of December 31, 2008, the reporting date of The Growth Fund of America, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 12, 2009, The Growth Fund of America, Inc. is deemed to have sole voting power with respect to 13,007,300. The address of The Growth Fund of America, Inc. is 333 South Hope Street, Los Angeles, California 90071.
(8)	As of December 31, 2008, the reporting date of ClearBridge Advisors, LLC’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 13, 2009, 11,601,120 shares were beneficially owned by ClearBridge Advisors, LLC. ClearBridge Advisors LLC is deemed to have sole voting power with respect to 8,902,301 shares and sole dispositive power with respect to 11,601,120 shares. The address of ClearBridge Advisors, LLC is 620 8th Avenue, New York, New York 10018.
(9)	Includes 140,000 shares subject to options exercisable within 60 days of March 31, 2009.
(10)	Includes 110,000 shares subject to options exercisable within 60 days of March 31, 2009.
(11)	Includes 220,000 shares subject to options exercisable within 60 days of March 31, 2009.
(12)	Includes 80,000 shares subject to options exercisable within 60 days of March 31, 2009.
(13)	Includes 17,000 shares subject to options exercisable within 60 days of March 31, 2009.
(14)	Includes 1,250,000 shares subject to options exercisable within 60 days of March 31, 2009.
(15)	Includes 1,180,388 shares subject to options exercisable within 60 days of March 31, 2009.
(16)	Includes 116,250 shares subject to options exercisable within 60 days of March 31, 2009.
(17)	Includes 265,000 shares subject to options exercisable within 60 days of March 31, 2009.
(18)	Includes 4,204,794 shares subject to options exercisable within 60 days of March 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

Autodesk’s Related Party Transactions Policy states that all transactions between or among the Company and its wholly-owned subsidiaries and any Related Party, as defined, requires the prior written approval of the Chief Financial Officer. Non-routine Transactions with vendors and suppliers to the Company and its wholly-owned subsidiaries require the prior written approval of the Corporate Controller. In addition, in accordance with our Code of Business Conduct and the charter for the Audit Committee, our Audit Committee reviews and approves in advance any proposed “related person” transactions. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Related Party Transactions

During fiscal 2009, the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, acted as principal outside legal counsel to Autodesk. Mark A. Bertelsen, a director of Autodesk, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation. During fiscal 2009, payments by Autodesk to Wilson Sonsini Goodrich & Rosati were less than one percent of such firm’s revenues in the last fiscal year and less than 0.2 percent of our revenues for our fiscal 2009. We believe that the services performed by Wilson Sonsini Goodrich & Rosati were provided on terms no more or less favorable than those with unrelated parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities (“10 percent Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and The Nasdaq Stock Market. Such executive officers, directors and 10 percent Stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during fiscal 2009, we are not aware of any late Section 16(a) filings.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of The Nasdaq Stock Market and rules of the SEC. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “Investors—Corporate Governance.” The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reporting, the systems of internal control and the audit process; and by monitoring the Company’s compliance with applicable laws, regulations and policies.

The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2009 with management and Ernst & Young LLP, Autodesk’s independent registered public accounting firm. Management is responsible for the quarterly and annual financial statements and the reporting process, including the systems of internal controls. Ernst & Young LLP is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. In addition, we received from and discussed with Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed Ernst & Young LLP’s independence with them, and discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” each as currently in effect. We also discussed with management and with Ernst & Young LLP the evaluation of Autodesk’s internal controls and the effectiveness of Autodesk’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with Autodesk’s internal and independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee met with the internal and the independent auditors, with and without management present, and discussed the results of their examinations and the overall quality of Autodesk’s financial reporting.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that Autodesk’s audited financial statements be included in Autodesk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Charles J. Robel (Chairman)
J. Hallam Dawson
Elizabeth A. Nelson

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote the shares they represent as the Board of Directors may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. Therefore, you are urged to vote at your earliest convenience.

THE BOARD OF DIRECTORS

April 28, 2009

San Rafael, California

APPENDIX A

AUTODESK, INC.

2010 OUTSIDE DIRECTORS’ STOCK PLAN

1. Purposes of the Plan. The purposes of this 2010 Outside Directors’ Stock Plan are to attract and retain highly skilled individuals as Directors of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

All options granted hereunder shall be “non-statutory stock options.”

2. Definitions. As used herein, the following definitions shall apply:

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(c) “Common Stock” means the Common Stock of the Company, par value $0.01 per share.

(d) “Company” means Autodesk, Inc., a Delaware corporation, or any successor thereto.

(e) “Director” means a member of the Board.

(f) “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a Director’s fee or consulting fee by the Company shall not be sufficient in and of itself to constitute “employment” by the Company unless the Director and the Company agree that, as a result of payment of such fees in connection with services rendered, such Director should not be considered an Outside Director.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Fair Market Value” means, as of any date, the value of a share of Common Stock as determined by the Board, in its discretion, subject to the following:

(i) If, on such date, the Common Stock is listed on any established national or regional securities exchange or market system, the Fair Market Value of a Share of Common Stock shall be the closing price of the Common Stock as quoted on the national or regional securities exchange or market system constituting the primary market for the Common Stock. If the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.

(ii) If, on such date, the Common Stock is not listed on any established national or regional securities exchange or market system, the Fair Market Value of a share of Common Stock shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A of the Code.

(i) “Option” means an option to purchase Common Stock granted pursuant to the Plan.

(j) “Optioned Stock” means the Common Stock subject to an Option.

(k) “Outside Director” means a Director who is not an Employee.

(l) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(m) “Participant” means the holder of an outstanding Option or Restricted Stock Award granted under the Plan.

(n) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture.

(o) “Plan” means this 2010 Outside Directors’ Stock Plan, as set forth in this instrument and as hereafter amended from time to time.

(p) “Qualified Retirement” means a retirement from the Board after the retiring Director either (i) has attained 62 years of age and has served on the Board for at least five (5) years, or (ii) has served on the Board for at least ten (10) years.

(q) “Restricted Stock” means an award granted to an Outside Director in accordance with Section 4(c) of this Plan.

(r) “Restricted Stock Award” means the Company’s grant of Restricted Stock pursuant to Section 4(c) of the Plan.

(s) “Share” means a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

(t) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 2,500,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. In addition, Shares available but not previously granted under the Autodesk, Inc. 2000 Directors Option Plan prior to its expiration may be issued under the Plan, not to exceed 500,000 Shares.

4. Administration of and Grants under the Plan.

(a) Administration. Except as otherwise required herein, the Plan shall be administered by the Board. All grants of Options and Restricted Stock under this Plan shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

(b) Option Grants.

(i) No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options.

(ii) Each Outside Director who first joins the Board shall be automatically granted an Option to purchase 50,000 Shares (the “Initial Option”) upon the date of the first meeting of the Board at which such person first serves as an Outside Director (which shall be (i) in the case of an Outside Director elected by the stockholders of the Company, the first meeting of the Board after the meeting of stockholders at which such Outside Director was elected or (ii) in the case of an Outside Director appointed by the Board to fill a vacancy, the meeting of the Board at which such Outside Director is appointed); provided, however, that no Option shall become exercisable under the Plan until stockholder approval of the Plan has been obtained in accordance with Section 17 hereof.

(iii) On the date of each annual stockholder meeting (an “Annual Meeting”) during the term of this Plan, each Outside Director shall automatically receive an additional Option to purchase 20,000 Shares (the “Annual Option”), provided that (1) the Annual Option shall be granted only to an Outside Director who has served on the Board for at least six full months prior to the date of grant and (2) the grant of an Annual Option shall be subject to the person’s continued service.

(iv) The terms of each Option granted hereunder shall be as follows:

(1) Each Option shall terminate, if not previously exercised or otherwise terminated, on a date seven (7) years after the date of grant.

(2) Each Option shall be exercisable only while the Participant remains a Director of the Company, except as set forth in Section 8 hereof.

(3) The exercise price per Share of each Option shall be 100% of the Fair Market Value per Share on the date of grant of the Option.

(4) Each Initial Option shall become exercisable in installments cumulatively as 34%, 33% and 33%, respectively, of the Optioned Stock, on each of the three (3) succeeding years on the anniversary of such Option’s date of grant, for a total vesting period of approximately three (3) years, provided that the Participant continues to serve on the Board on such dates.

(5) Each Annual Option shall become fully exercisable on the date of the Company’s next Annual Meeting for a total vesting period of approximately one (1) year, provided that the Participant continues to serve on the Board on such date.

(v) In the event that any Option granted under the Plan would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased upon exercise of Options and the number of Shares issued pursuant to Restricted Stock Awards to exceed the number of Shares authorized pursuant to Section 3, then each such automatic grant shall be for that number of Shares determined by dividing the total number of Shares remaining available for grant by the number of Outside Directors on the automatic grant date. No further grants shall be made until such time, if any, as additional Shares become available for grant under the Plan through action of the stockholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

(vi) The number of Options to be granted pursuant an Initial Option or an Award Option shall be adjusted pursuant to the provisions of Section 11.

(c) Restricted Stock Awards.

(i) No person shall have any discretion to select which Outside Directors shall receive Restricted Stock Awards or to determine the number of Shares to be covered by Restricted Stock awarded to Outside Directors; provided, however, that nothing in this Plan shall be construed to prevent an Outside Director from irrevocably declining to receive a Restricted Stock Award under this Plan.

(ii) On the date of each Annual Meeting during the term of this Plan, each Outside Director shall automatically receive a Restricted Stock Award for that number of Shares determined by dividing (1) the product of (a) fifty percent (50%) of the cash value of his or her annual retainer as an Outside Director multiplied by (b) 1.2, by (2) the Fair Market Value of a Share on that date, rounded down to the nearest whole Share, provided that on the date of grant of any such Restricted Stock Award such person is an Outside Director; and provided further that sufficient Shares are available under the Plan for the grant of such Restricted Stock Award.

(iii) On or before December 31 of the calendar year prior to each Annual Meeting during the term of this Plan, each Outside Director may make an election (the “Election”) to receive any or all of the remaining cash balance of his or her annual retainer that will be earned for services performed as an Outside Director in calendar years after the calendar year in which the election is made in the form of a Restricted Stock Award. The Election must be in writing and delivered to the Secretary of the Company on or prior to December 31 of the calendar year prior to such Annual Meeting. Any Election made by an Outside Director pursuant to this subsection 4(c)(iii) shall be irrevocable and shall comply with Section 409A of the Code to the extent applicable unless otherwise determined by the Board. Effective as of the Annual Meeting, the Outside Director shall receive a Restricted Stock Award for that number of Shares determined by dividing (1) the product of (a) the amount of his or her annual retainer as an Outside Director covered by the Election, multiplied by (b) 1.2, by (2) the Fair Market Value of a Share on that date, rounded down to the nearest whole Share, provided that on the date of grant of any such Restricted Stock Award such person is an Outside Director; and provided further that sufficient Shares are available under the Plan for the grant of such Restricted Stock Award.

(iv) Subject to Sections 9(d) and 11(c), Restricted Stock shall vest on the date of the following year’s Annual Meeting of Stockholders of the Company, provided that the Participant is a Director on such date.

(d) Powers of the Board. Subject to the provisions and restrictions of the Plan, the Board shall have the authority, in its discretion: (i) to determine, upon review of relevant information and in accordance with Section 2(h) of the Plan, the Fair Market Value of the Common Stock; (ii) to construe and interpret the terms of the Plan and Options and Restricted Stock Awards granted hereunder; (iii) to prescribe, amend and rescind rules and regulations relating to the Plan; (iv) to approve forms of agreement for use under the Plan; (v) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option or Restricted Stock Award previously granted hereunder; (vi) to modify or amend each Option or Restricted Stock Award (not inconsistent with the terms of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options; and (vii) to make all other determinations deemed necessary or advisable for the administration of the Plan.

(e) Effect of Board’s Decision. All decisions, determinations and interpretations of the Board shall be final and binding on all Participants and any other holders of Options or Restricted Stock Awards and shall be given the maximum deference permitted by law.

5. Eligibility. Options and Restricted Stock Awards may be granted only to Outside Directors. All Options shall be automatically granted in accordance with the terms set forth in Section 4(b) and all Restricted Stock Awards shall be automatically granted in accordance with the terms set forth in Section 4(c)

The Plan shall not confer upon any Participant any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate his or her directorship at any time.

6. Term of Plan. The Plan shall become effective upon the later to occur of its approval by the stockholders of the Company as described in Section 17 of the Plan or March 16, 2010. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 12 of the Plan.

7. Option Exercise Price and Consideration.

(a) Exercise Price. The per Share exercise price for Optioned Stock shall be 100% of the Fair Market Value per Share on the date of grant of the Option.

(b) Form of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option may consist of (i) cash, (ii) check, (iii) other Shares which, in the case of Shares acquired upon exercise of an Option, either have been owned by the Participant for more than six (6) months on the date of surrender or were not acquired, directly or indirectly, from the Company, and have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (iv) any combination of the foregoing methods; or (vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable law and such procedures as the Board may adopt; provided however, that in no case will loans be permitted as consideration for exercising an Option hereunder.

(c) No Repricing. The per Share exercise price for Optioned Stock may not be reduced without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Optioned Stock as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, a Restricted Stock Award, cash, or a combination thereof.

8. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable at such times as are set forth in Section 4(b) hereof.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when the Company receives: (i) written or electronic notice of such exercise (in accordance with the Option agreement) from the person entitled to exercise the Option and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment allowable under Section 7(b) of the Plan. Until the Participant becomes a registered shareholder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A Participant shall become a registered shareholder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) for the number of Shares so acquired as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Participant becomes a registered shareholder, except as provided in Section 11 of the Plan.

Except as otherwise provided in Section 3, exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Rule 16b-3. Options granted to Outside Directors must comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act or any successor thereto and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

(c) Termination of Status as a Director. If a Participant ceases to serve as a Director, the Participant may, but only within seven (7) months after the date the Participant ceases to be a Director, exercise his or her Option to the extent that the Participant was entitled to exercise it at the date of such termination; provided, however, that if a Participant ceases to serve as a Director upon a Qualified Retirement, then the Participant may, but only within three (3) years after the date the Participant ceases to be a Director, exercise his Option to the extent the Participant was entitled to exercise it at the date of such Qualified Retirement. Notwithstanding the foregoing, in no event may the Option be exercised after its term has expired. To the extent that the Participant was not entitled to exercise an Option at the date of such termination, or if the Participant does not exercise such Option (which the Participant was entitled to exercise) within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d) Disability of Participant. Notwithstanding the provisions of Section 8(c) above, in the event a Participant is unable to continue his or her service as a Director as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), the Participant may, but only within twelve (12) months from the date of termination, exercise his or her Option to the extent the Option was exercisable on the date of such termination. Notwithstanding the foregoing, in no event may the Option be exercised after its term has expired. To the extent that the Participant was not entitled to exercise the Option at the date of termination, or if the Participant does not exercise such Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(e) Death of Participant. In the event of the death of a Participant during the term of an Option, the Option shall become fully exercisable, including as to Shares for which it would not otherwise be exercisable and may be exercised, at any time within twelve (12) months following the date of death, by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance. Notwithstanding the foregoing, in no event may the Option be exercised after its term has expired. To the extent the Option is not exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

9. Restricted Stock.

(a) Restricted Stock Agreement. Following the grant of a Restricted Stock Award in accordance with Section 4(c), the Board shall provide the Participant with a Restricted Stock agreement, in such form as the Board shall approve, specifying the number of Shares granted, the Period of Restriction, and such other terms, conditions and restrictions relating to the Restricted Stock Award. Unless the Board determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(b) Rights as a Stockholder. Until the Participant becomes a registered shareholder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or to receive dividends or any other rights as a stockholder shall exist with respect to Shares of Restricted Stock. A Participant shall become a registered shareholder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) as soon as practicable after the date of grant of the Restricted Stock Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Participant becomes a registered shareholder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), except as provided in Section 11 of the Plan.

(c) Removal of Restrictions. Shares of Restricted Stock covered by each Restricted Stock Award made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Board, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Shares shall be freely transferable by the Participant. The Board (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.

(d) Termination of Status as a Director. In the event a Participant ceases to be a Director prior to vesting (other than by reason of the Participant’s death), any unvested Shares of Restricted Stock shall be forfeited by the Participant without any consideration therefor.

(e) Death. In the event a Participant ceases to be a Director by reason of the Participant’s death, the Participant’s Restricted Stock shall become fully vested as of the date of death.

(f) Shares Available Under the Plan. Except as otherwise provided in Section 3 hereof, the grant of a Restricted Stock Award as provided hereunder shall result in a decrease in the number of Shares that thereafter shall be available under the Plan, by the number of Shares of Restricted Stock subject thereto. On the date set forth in the Restricted Stock agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

(g) Rule 16b-3. Restricted Stock Awards to Outside Directors must comply with the applicable provisions of Rule 16b-3 of the Exchange Act and shall contain such additional conditions or restrictions as may be required thereunder to qualify Plan transactions, and other transactions by Outside Directors that could be matched with Plan transactions, for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

10. Non-Transferability of Options and Restricted Stock Awards. Unless otherwise determined by the Board, Options and Restricted Stock Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. Options may be exercised, during the lifetime of the Participant, only by the Participant. If the Board makes an Option or Restricted Stock Award transferable, such award shall contain such additional terms and conditions as the Board deems appropriate. Any such transfer shall comply with applicable law and shall be made in accordance with such procedures as the Board may specify from time to time.

11. Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset Sale or Change of Control.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Option and Restricted Stock Award, the number of Shares which have been authorized for issuance under the Plan but as to which no Options or Restricted Stock Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or forfeiture of Restricted Stock, as well as the price per Share covered by each such outstanding Option, as applicable, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, spin off, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option or Restricted Stock Award.

(b) Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, Options and Restricted Stock (other than Restricted Stock granted in accordance with Section 4(c)(iii)) shall become fully vested and, in the case of Options, fully exercisable, including as to Shares as to which it would not otherwise be exercisable. To the extent an Option remains unexercised at the time of the dissolution or liquidation, the Option shall terminate.

(c) Merger or Asset Sale. In the event of (i) a merger of the Company with or into another corporation, other than a merger which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or (ii) the sale of substantially all of the assets of the Company, Restricted Stock shall fully vest and outstanding Options may be assumed or equivalent options may be substituted by the successor corporation or a parent or subsidiary thereof (the “Successor Corporation”). If an Option is assumed or substituted for, the Option or equivalent option shall continue to be exercisable as provided in Section 4 hereof for so long as the Participant serves as a Director or a director of the Successor Corporation. Following such assumption or substitution, if the Participant’s status as a Director or director of the Successor Corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, the Option or option shall become fully exercisable, including as to Shares for which it would not otherwise be exercisable. Thereafter, the Option or option shall remain exercisable in accordance with Sections 8(c) through (e) above.

If the Successor Corporation does not assume an outstanding Option or substitute for it an equivalent option, the Option shall become fully vested and exercisable, including as to Shares for which it would not otherwise be exercisable. In such event the Board shall notify the Participant that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and upon the expiration of such period the Option shall terminate.

For the purposes of this Section 11(c), an Option shall be considered assumed if, following the merger or sale of assets, the Option confers the right to purchase or receive, for each Share of Optioned Stock subject to the

Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).

12. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any Participant under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with any applicable law or regulation, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

(b) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not impair the rights of any Participant under Options or Restricted Stock already granted without his or her consent and, in the absence of such consent, such Options and Restricted Stock shall remain in full force and effect as if this Plan had not been amended or terminated.

13. Time of Granting Options or Restricted Stock Awards. The date of grant of an Option or Restricted Stock Award shall, for all purposes, be the date determined in accordance with Section 4 hereof. Notice of the determination shall be given to each Outside Director to whom an Option or Restricted Stock Award is so granted within a reasonable time after the date of such grant.

14. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option or grant of a Restricted Stock Award unless the exercise of such Option or grant of such Restricted Stock Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an Option or receipt of Shares under a Restricted Stock Award, the Company may require the person exercising such Option or receiving Shares of Restricted Stock to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

16. Agreements. Options and Restricted Stock Awards shall be evidenced by written agreements in such form as the Board shall approve.

17. Stockholder Approval. Continuance of the Plan shall be subject to approval by the stockholders of the Company at or prior to the first annual meeting of stockholders held subsequent to the adoption of the Plan. Such stockholder approval shall be obtained in the degree and manner required under applicable state and federal law.

18. Successors. All obligations of the Company under the Plan, with respect to Options and Restricted Stock Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

19. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

20. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21. Governing Law. The Plan and all award agreements shall be construed in accordance with and governed by the laws of the State of California (with the exception of its conflict of laws provisions).

22. Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

AUTODESK, INC. 111 MCINNIS PARKWAY SAN RAFAEL, CA 94903

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Autodesk, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M13646-P78159	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AUTODESK, INC.

		For	Against	Abstain
A	Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.	☐	☐	☐
	1a - Carl Bass	☐	☐	☐	B	Issues

	1b - Crawford W. Beveridge	☐	☐	☐	The Board of Directors recommends a vote FOR Item 2 and a vote FOR Item 3.

	1c - J. Hallam Dawson	☐	☐	☐	Please read the resolution in full in the accompanying proxy materials.		For	Against	Abstain

	1d - Per-Kristian Halvorsen	☐	☐	☐	2.	Proposal to ratify the appointment of Ernst & Young LLP as Autodesk’s independent registered public accounting firm for the fiscal year ending January 31, 2010.	☐	☐	☐
	1e - Sean M. Maloney	☐	☐	☐

	1f - Elizabeth A. Nelson	☐	☐	☐	3.	Proposal to approve the 2010 Outside Directors’ Stock Plan.	☐	☐	☐

	1g - Charles J. Robel	☐	☐	☐

	1h - Steven M. West	☐	☐	☐
C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

This proxy card should be marked, dated, and signed by the stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all should sign.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M13647-P78159

Proxy - Autodesk, Inc.
Meeting Details

2009 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AUTODESK, INC.

The undersigned stockholder of AUTODESK, INC. (“Autodesk”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2009, and hereby appoints Carl Bass and Pascal W. Di Fronzo, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of Autodesk to be held on June 11, 2009, at 3:00 p.m., at The Landmark, One Market Street, 2nd Floor, San Francisco, CA 94105 and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form.

This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of the nominees named in the Proxy Statement to Autodesk’s Board of Directors, FOR the ratification of the appointment of Ernst & Young LLP as Autodesk’s independent registered public accounting firm for the fiscal year ending January 31, 2010 and FOR the approval of Autodesk’s 2010 Outside Directors’ Stock Plan.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)